UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

inTEST Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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inTEST Corporation

PROXY STATEMENT AND ANNUAL MEETING OF STOCKHOLDERS 2023

inTEST
FLYING SCORPION
PASS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 21, 2023	804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey 08054
YOUR VOTE IS IMPORTANT Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Proxy Statement.

Dear Stockholders,

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of inTEST Corporation will be held virtually via live webcast on Wednesday, June 21, 2023, at 11:00 A.M. Eastern Daylight Time at www.meetnow.global/M4RV2TG. The Annual Meeting will be held virtually to consider and vote on the following matters described in the accompanying Proxy Statement:

1.  Election, as directors, of the five nominees named in the accompanying Proxy Statement, with each director to serve until the next annual meeting of stockholders and until the election and qualification of such director’s successor;

2.  Approval of the inTEST Corporation 2023 Stock Incentive Plan as described in the accompanying Proxy Statement;

3.  Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023;

4.  Approval, on an advisory basis, of the compensation of our named executive officers; and

5.  Such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed April 24, 2023, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Duncan Gilmour

Secretary

April 27, 2023

804 East Gate Drive, Suite 200

Mt. Laurel, New Jersey 08054

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be considered and voted upon at our annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 21, 2023, we have summarized information contained elsewhere in this proxy statement or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”). This summary does not contain all of the information you should consider about inTEST Corporation (the “Company”) and the proposals being submitted to stockholders at the Annual Meeting. We encourage you to read the entire proxy statement and Annual Report carefully before voting.

The Annual Meeting

Date & Time	Location	Record Date

Wednesday, June 21, 2023 11:00 a.m. Eastern Time	Online via: www.meetnow.global/M4RV2TG	April 24, 2023

In order to attend the Annual Meeting, you will need to enter your 15-digit control number, unless you choose to attend as a guest. If you wish to attend as guest, you may attend in listen-only mode by clicking on “I am a guest” after linking on the meeting site at www.meetnow.global/M4RV2TG and entering the information requested.

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation	Page Reference (for more information)

1	Election of the five director nominees named in this proxy statement	FOR each nominee	14

2	Approval of the inTEST Corporation 2023 Stock Incentive Plan	FOR	37

3	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	45

4	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	46

inTEST Corporation | 2023 Proxy Statement – 1

Proxy Statement Summary

Directors and Nominees

Name	Age	Recent Professional Experience	Independent	Board Committees

Steven J. Abrams, Esq.	55	Partner and Global Co-Head of Life Sciences and Healthcare, Hogan Lovells US LLP	X	AC, CC, NCGC**

Jeffrey A. Beck	60	CEO, Soft Robotics Inc.	X	AC, CC**

Joseph W. Dews IV*	56	Managing Director, Craig-Hallum	X	CC, NCGC

Richard N. Grant, Jr.	53	President and Chief Executive Officer of the Company	—	—

Gerald J. Maginnis	67	Director, Cohen & Steers Mutual Fund Complex, Former Managing Partner, KPMG LLP	X	AC**, NCGC

*	Chair of the Board

**	Committee Chair

AC:	Audit Committee

CC:	Compensation Committee

NCGC:	Nominating and Corporate Governance Committee

Our Business

We are a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets, which include automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, we solve difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. Our strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion.

In 2022, we continued to advance our 5-Point Strategy and made progress with our corporate vision and mission statement, all of which we launched in early 2021. Our vision is to be the supplier of choice for innovative test and process technology solutions. Our mission is to leverage our deep industry knowledge and expertise to develop and deliver high quality, innovative customer solutions and superior support for complex global challenges. We are committed to being recognized as a leader in our markets for design and manufacturing capabilities that help solve our customers’ most complex challenges in their manufacturing and quality processes. Our products provide highly engineered, high quality and cost-effective test and process solutions, which are delivered with a customer focus that are intended to drive a high level of customer satisfaction. Our strategy is to consistently develop unique and differentiated solutions through innovative new product development and acquisitions. We expect to expand our portfolio of products, services, and support to deliver increased value to our customers which we believe will drive revenue growth and earnings power.

2 – inTEST Corporation | 2023 Proxy Statement

Proxy Statement Summary

VISION AND MISSION

Our Vision	Our Mission

STOCKHOLDER VALUE

Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. We have a solid foundation from which to build and an experienced leadership team to drive change through a robust strategic plan. We have reorganized to enable growth and our energized team is engaged and committed.

inTEST Corporation | 2023 Proxy Statement – 3

Proxy Statement Summary

Environmental Responsibility and Social Impact:

A comprehensive, accountable approach

inTEST Corporation recognizes the importance of its responsibility to ensure sustainability and resiliency for the long-term success of the business and all of its stakeholders. We initiated a more formalized process this past year to enhance our practices, document our processes and enable the proper oversight and governance to drive continuous improvement.

Our executive management determined that providing oversight and guidance to a highly decentralized organization was necessary in order to identify responsibilities and maintain accountability. As such, our Vice President of Corporate Development, Richard Rogoff, has been assigned the additional responsibility of ESG Sustainability Officer. Supporting Mr. Rogoff in his role is a working group formed to drive our corporate social responsibility and environmental sustainability initiatives. This group will meet regularly to monitor and manage our sustainability initiatives, evaluate progress and opportunities for improvement.

We have chosen to apply recognized standards, including the Sustainability Accounting Standards Board (SASB) and the World Resources Institute’s Greenhouse Gas Protocol, to inform sustainability reporting. SASB standards allow organizations to disclose industry-based sustainability risks and opportunities that can affect enterprise value. We strive to meet the Electrical and Electronic Equipment (EEE) industry framework, where applicable.

With the help of outside ESG expertise, we gathered the necessary information to establish a baseline understanding of our key indicators of sustainability. We have captured this information in our recently released 2022 Environmental, Social and Governance Fact Sheet which is available on our website at www.intest.com.

The key tenets of our ESG strategy are

  Environmental Accountability

As we are in early stages of our journey to drive environmental accountability, we established an Environmental Policy that can be found on our website.

We believe that environmental responsibility is important to our future, and we are committed to enabling a better, safer, and more sustainable world. Recognizing the importance of environmental conservation across the globe, inTEST strives to embrace energy-efficient, water conscious and environmentally-sound behaviors and values as part of our overall business decision making process.

inTEST is committed to auditing and reducing energy and water consumption throughout its operations and facilities to mitigate our environmental impact. The Company’s business units have taken various actions to reduce energy and water use. Executive management and our ESG working group encourage and drive these initiatives. For example, in 2020 and 2021, in our Acculogic facilities we replaced all lighting fixtures with LEDs, reducing our electricity usage and associated expenses. Recently, our EMS business installed motion sensor lights to improve energy-efficiency. In addition, our Environmental Technologies division has worked to install similar improvements across its operations.

4 – inTEST Corporation | 2023 Proxy Statement

Proxy Statement Summary

We incorporate the principles of Environmental Accountability into our product development as well. Our Acculogic business has created a cost-effective automated test platform for EV batteries, offering accelerated performance and a fast, accurate and reliable test of battery array interconnections. One product, The STINGRAY, provides confidence in the battery technology that powers EVs. Further, the ECO Series is an environmentally friendly Temptronic® ThermoStream® temperature-forcing system that uses less energy and emits low audible noise. The system, which incorporates inTEST’s proprietary technology, operates on a 20-amp circuit and is notably quiet at 56 dBA. Other examples include the ECO-710 and ECO-810 which are designed for 24/7/365-use in production or lab environments, where audible noise, heat dissipation and energy usage are of concern. Critical to note as well, our Ambrell business is centered around induction heating technology, a process heating technology that replaces the use of fossil fuels.

  Social Involvement

Our employees are core to our success and sustainability and to that end, recruitment and retention, training and development, compensation and benefits are key elements of our human capital focus. Importantly, we are fully engaged with our employees and use various engagement tools to both keep our teams informed while also learning from our nearly 350 employees around the world.

Attracting and retaining top talent is a key strategic focus, with the Company engaging in robust recruitment efforts across the organization. This includes partnering with local educational institutions and professional development networks, internship programs (HR, Engineering, Operations, Corporate), apprenticeship programs, and local municipalities like the City of Rochester (NY) and our communities, for enlisting top talent. Several of our businesses also offer part-time employment opportunities to local college students, providing them with early exposure to careers in manufacturing.

We take pride in fostering a culture of professional development, allowing employees to feel engaged and supported in their jobs, to grow in their respective roles and to advance within the Company. From senior management to our newest hire, inTEST strives to promote growth and advancement, with the objective of a more connected and resilient workforce. To support this goal, we leverage a mix of virtual and instructor-led learning opportunities to reach employees globally. We also provide annual safety-related instruction on CPR, first aid, and automated external defibrillator (AED), ladder, fire extinguisher and forklift use to all applicable employees to ensure the highest level of safety for our team members. Safety is the foundation of our daily operations, which we believe is one of the key reasons our Company continues to thrive. inTEST consistently updates its safety strategy to protect employee health and safety based on the belief that employees should feel safe in their working environments. Health and safety data is regularly monitored by executive leadership and the Board to catalogue improvements and enhance execution.

We realize that a diverse workforce facilitates a more resilient and adaptable business, broader understanding of the customer base, and innovation within ideas and workflow. inTEST strives to incorporate diversity, equity and inclusion (“DEI”) considerations into recruitment, engagement, operational and management practices. We value the ideas and experiences of all employees and work to promote a culture of open and unbiased communication.

Diversity, equity and inclusion is a significant management and human resources strategy, with the ultimate goal of centralizing the various DEI and supplier diversity initiatives of our businesses into a cohesive strategy. Management and human resources (HR) regularly assess corporate actions and programs for implementation that will most benefit our employees and the organization. DEI at inTEST is overseen by our Corporate Vice President of Human Resources, Meghan Moseley. HR and management work together to devise strategically appropriate and actionable DEI goals related to current employees, recruitment/new hires and suppliers.

inTEST also believes in giving back to the communities where our employees live and work. Whether it’s contributing to a toy drive or helping disadvantaged community members, our employees take pride in caring for one another. We encourage volunteerism and look to find more ways to support our employees’ involvement in local charities.

inTEST Corporation | 2023 Proxy Statement – 5

Proxy Statement Summary

5-POINT STRATEGY

inTEST has a proven track record of delivering solid financial performance with strong margins and cash flow, as well as identifying and integrating accretive acquisitions. We believe that our financial strengths combined with experienced leadership and our 5-Point Strategy position us to deliver long-term value to our stockholders.

1	Grow Top-Line Through Geographic and Market Expansion

●	Further penetrate existing markets with infrastructure investments
●	Expand into new markets with existing products
●	Invest in global Direct Sales and Channel Management
●	Execute global supply agreements
●	Enhance Corporate identity and branding

2	Drive Innovation and Technological Differentiation

●	Leverage expertise to deliver highly valued solutions
●	Headcount investments to support product development
●	Reorganize engineering organization to optimize development
●	Drive standardization to increase market availability/lower costs
●	Establish Corporate Growth Programs and common stage Gate Development Process
3	Enhance Service and Support

●	Expand geographic service coverage, infrastructure and repair/calibration centers
●	Drive enhanced service offerings including third party agreements, extended warranties, preventative maintenance and calibration
●	Expand remote services asset health
●	Integrate shared field services and repair resources
●	Identify and capture recurring revenue streams from service

4	Foster New Culture and Talent:

●	Changes driven from top executive leadership
●	Emphasize openness, results and accountability
●	Drive diversity, engagement and career development
●	Leverage collaboration among people and divisions
●	Aligned incentives/compensation to results

5	Pursue Strategic Acquisitions and Partnerships:

●	Pursue higher frequency of deals
●	Key M&A Criteria:
●	Expand into faster markets
●	Offer a broader portfolio of services
●	Enhance value-added technological solutions
●	Quantifiable and achievable synergies
●	Explore partnerships with private labeling opportunities; consider JV/partial ownership opportunities

6 – inTEST Corporation | 2023 Proxy Statement

804 East Gate Drive, Suite 200

Mt. Laurel, New Jersey 08054

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 21, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 21, 2023: Copies of this Proxy Statement and our 2022 Annual Report to Stockholders are available at www.edocumentview.com/INTT.

This proxy statement and the enclosed proxy card are intended to be sent or given to stockholders of inTEST Corporation (“inTEST”, “Company”, “we”, “us” or “our”) on or about May 9, 2023, in connection with the solicitation of proxies on behalf of the Board of Directors of inTEST (the “Board”) for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually via live webcast on Wednesday, June 21, 2023, at 11:00 A.M. Eastern Daylight Time.

inTEST Corporation | 2023 Proxy Statement – 7

QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING OF STOCKHOLDERS

The following questions and answers present important information pertaining to the meeting:

Q:	Who can attend the Annual Meeting?

A:	All stockholders and guests are invited to attend the Annual Meeting.

Q:	How do I attend the Annual Meeting?

A:

To be admitted to the Annual Meeting as a stockholder of record, visit www.meetnow.global/M4RV2TG by entering the 15-digit control number found on your proxy card or instructions that accompanied the proxy materials that were mailed to you.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend, ask questions and vote your shares at the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of common stock you held as of the record date, along with your name and email address, to Computershare. Please forward the e-mail from your broker or attach an image of your legal proxy to legalproxy@computershare.com or mail a printed copy of your legal proxy to inTEST Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. (Eastern Daylight Time) on June 16.2023. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit www.meetnow.global/M4RV2TG and enter your control number.

If you would like to enter the Annual Meeting as a guest in listen-only mode, click on the “I am a Guest” button after entering the Meeting Center at www.meetnow.global/M4RV2TG and enter the information requested on the following screen. Please note only stockholders of record and registered beneficial owners will have the ability to ask questions regarding the proposals or vote during the meeting.

Q:	What if I have trouble accessing the Annual Meeting?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong and reliable internet connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call (888) 724-2416.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record as of the close of business on April 24, 2023 may vote at the Annual Meeting.

Q:	How many shares can vote?

A:

There were 11,133,551 shares issued and outstanding as of the close of business on April 24, 2023. Each stockholder entitled to vote at the meeting may cast one vote for each share owned which has voting power upon the matter in question and for the election of each director nominee, without cumulative voting.

Q:	What may I vote on?

A:	You may vote on the following matters:

●	the election of the five directors who have been nominated to serve on our Board;

●	the approval of the inTEST Corporation 2023 Stock Incentive Plan;

●	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023;

●	the approval, on an advisory basis, of the compensation of our named executive officers; and

●	any other business that may properly come before the meeting.

8 – inTEST Corporation | 2023 Proxy Statement

Questions and Answers About the 2023 Annual Meeting of Stockholders (continued)

Q:	Will any other business be presented for action by stockholders at the Annual Meeting?

A:

Management knows of no business that will be presented at the Annual Meeting other than that which is set forth in this proxy statement. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Q:	How does the Board recommend that I vote on each of the proposals?

A:	The Board recommends a vote “FOR” each of the director nominees and “FOR” each of Proposals 2, 3, and 4.

Q:	How do I vote my shares?

A:

The answer depends on whether you own your inTEST shares directly (that is, you hold stock certificates, or your shares are registered directly in your name with our transfer agent) or if your shares are held in a brokerage account or by another nominee holder.

If you own inTEST shares directly (i.e., you are the stockholder of record): your proxy is being solicited directly by us, and you can vote by mail, by telephone, via the Internet before the Annual Meeting, or via the Internet during the Annual Meeting, as described below.

If you would like to vote by mail, please do the following: (1) mark the boxes indicating how you wish to vote, (2) sign and date the enclosed proxy card, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” each of the director nominees, “FOR” each of Proposals 2, 3, and 4, and, in their discretion, on any other matter that properly comes before the meeting.

If you would like to vote by telephone or via the Internet before the Annual Meeting, you can call 800-652-VOTE (8683) or visit www.investorvote.com/INTT which can also be found on your enclosed proxy card.

If you would like to vote via the Internet during the Annual Meeting, you may click on the “Cast Your Vote” link on the Meeting Center website at www.meetnow.global/M4RV2TG.

If you hold your inTEST shares through a broker, bank or other nominee: you will receive a voting instruction card directly from your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. If you fail to specify your voting instructions on the election of directors in Proposal 1 or on Proposals 2 and 4, your broker cannot direct the voting of your shares. Therefore, please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet before the Annual Meeting. Please refer to the instructions provided with your voting instruction card for information about voting by these methods.

If you hold your inTEST shares through a nominee and want to vote at the Annual Meeting, you must obtain a “legal proxy” from the nominee recordholder authorizing you to vote at the Annual Meeting. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend, ask questions and vote your shares at the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of common stock you held as of the record date, along with your name and email address, to Computershare. Please forward the e-mail from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com or mail a printed copy of your legal proxy to inTEST Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. (Eastern Daylight Time) on June 16, 2023. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit www.meetnow.global/M4RV2TG and enter your control number.

Q:	What if I want to change my vote or revoke my proxy?

A:

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the meeting by (i) notifying our corporate Secretary, Duncan Gilmour, in writing at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054 that you revoke your proxy, (ii) voting during the meeting, or (iii) submitting a new proxy card. You may contact our Transfer Agent, Computershare Investor Services, at (877) 373-6374, to get a new proxy card. We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls,

inTEST Corporation | 2023 Proxy Statement – 9

Questions and Answers About the 2023 Annual Meeting of Stockholders (continued)

whether your instructions are received by Internet, telephone, mail, or during the meeting. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

Q:	What is a quorum?

A:

The presence at the meeting (in person or by proxy) of a majority of the shares entitled to vote at the meeting constitutes a quorum. A quorum must be present in order to convene the meeting. Both abstentions and broker non-votes (described below) are counted as present for determining the presence of quorum.

Q:	How will directors be elected?

A:	A plurality of the votes cast at the meeting is required for the election of directors. This means that the director nominee with the most votes for a particular director seat is elected to that seat.

Q:	How will the outcome of the proposal to approve the inTEST Corporation 2023 Stock Incentive Plan be determined?

A:

To approve the inTEST Corporation 2023 Stock Incentive Plan, a majority of the shares of stock which are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the proposal.

Q:	How will the outcome of the proposal to ratify the appointment of our independent registered public accounting firm be determined?

A:

To ratify the appointment of the independent registered public accounting firm, a majority of the shares of stock which are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the proposal.

Q:	What vote is required to approve, on an advisory basis, the compensation of our named executive officers?

A:

To approve the compensation of our named executive officers, a majority of the shares of stock which are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the proposal. The results of this stockholder vote are non-binding.

Q:	What is the effect if I fail to give voting instructions to my broker or other nominee?

A:

Your vote is important. If your shares are held by a broker or other nominee, you must provide your broker or nominee with instructions on how to vote your shares for the election of directors, approval of the inTEST Corporation 2023 Stock Incentive Plan, and the advisory vote on executive compensation in order for your shares to be counted for such votes. Under rules applicable to discretionary voting by brokers, brokers do not have the discretion to vote client shares on the election of directors, approval of the inTEST Corporation 2023 Stock Incentive Plan, and on the advisory vote on executive compensation if the stockholder has not specifically instructed the broker how to vote. Consequently, brokers may vote only on the election of directors, the approval of inTEST Corporation 2023 Stock Incentive Plan, and the advisory vote on executive compensation, as specifically instructed by their clients. If a stockholder fails to provide voting instructions to the broker on a matter that the broker does not have discretion to vote, this is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the election of directors, the approval of the inTEST Corporation 2023 Stock Incentive Plan, or the advisory vote on executive compensation.

Brokers and other nominee holders may use their discretion to vote only on the proposal to ratify the appointment of our independent registered public accounting firm if you do not provide instructions.

Q:	What is the effect if I withhold or abstain my vote?

A:

Withheld votes will have no effect on the outcome of the election of directors. An abstention will have the effect of a “no” vote with respect to the approval of the inTEST Corporation 2023 Stock Incentive Plan, the ratification of the appointment of our independent registered public accounting firm, and the advisory vote on executive compensation.

10 – inTEST Corporation | 2023 Proxy Statement

Questions and Answers About the 2023 Annual Meeting of Stockholders (continued)

Q:	Do the directors and officers of inTEST have an interest in the outcome of the matters to be voted on?

A:

Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our officers and directors may in the future receive awards under the Stock Incentive Plan, if approved.

Q:	How many shares do the directors and officers of inTEST beneficially own, and how do they plan to vote their shares?

A:

Directors and executive officers, who, as of April 24, 2023, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following April 24, 2023) of approximately 5.8% of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the five nominees for director set forth in this proxy statement, in favor of the approval of the Stock Incentive Plan, in favor of the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023, and in favor of the advisory vote on the compensation of our named executive officers.

Q:	Who will count the votes?

A:	Our transfer agent will count the votes cast by proxy. The Assistant Secretary of inTEST will count the votes cast in person at the meeting and will serve as the Inspector of Election.

Q:	Can I ask a question during the Annual Meeting?

A:

If you are attending the Annual Meeting as a stockholder of record or registered beneficial owner, questions regarding the proposals can be submitted by accessing the Meeting Center at www.meetnow.global/M4RV2TG, entering your control number, and clicking on the Dialog icon in the upper right hand corner of the page. If you are a beneficial holder of inTEST stock, you are required to have a “legal proxy” in order to ask questions at the meeting. Please see the question “How do I vote my shares?” that provides the process for obtaining a “legal proxy” for the meeting.

Q:	Are there any expenses associated with collecting the stockholder votes?

A:

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes from stockholders at this time; however, if we determine that such action would be appropriate or necessary, we will pay the cost of such service. Officers and other employees of inTEST may solicit proxies but will receive no special compensation for doing so.

inTEST Corporation | 2023 Proxy Statement – 11

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 24, 2023 (except where otherwise noted) by:

●	each of our named executive officers (as that term is defined later in this proxy statement under the heading “Executive Compensation”);

●	each of our current directors;

●	all directors and executive officers as a group; and

●	each stockholder known by inTEST to own beneficially more than 5% of our common stock.

Percentage ownership in the following table is based on 11,133,551 shares of common stock outstanding as of April 24, 2023.

We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by any person or group or persons and the percentage ownership of that person or group, shares of common stock subject to options held by such person or group or persons that are currently exercisable, or will become exercisable within 60 days after April 24, 2023, are deemed to be beneficially owned by such person and outstanding for the calculation of such person’s percentage ownership and for the percentage beneficially owned by all directors and executive officers as a group. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes following the table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Except as set forth in the footnotes following the table, the address of the beneficial owners is c/o inTEST Corporation, 804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey 08054.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class (Approx.)

Directors and Named Executive Officers:

Steven J. Abrams, Esq. (3)	78,000	*

Jeffrey A. Beck (4)	49,500	*

Joseph W. Dews IV (5)	96,600	*

Gerald J. Maginnis (6)	50,750	*

Richard N. Grant, Jr. (7)	262,405	2.3%

Duncan Gilmour (8)	38,410	*

Scott Nolen (9)	45,169	*

All directors and executive officers as a group (8 individuals) (10)	646,684	5.8%

Principal Stockholders:

Pacific Ridge Capital Partners, LLC (11)	785,918	7.1%

Renaissance Technologies LLC (12)	615,537	5.5%

*	Denotes less than one percent of class.

(1)

With respect to directors and executive officers, includes unvested shares of restricted stock (“Restricted Shares”) which includes the 2023 Director Shares (as defined below). In addition, the executive officers received performance-based restricted stock (“Performance-Based Shares”) that may vest after a specified number of years at a vesting percentage determined by the Compensation Committee based on the achievement of certain performance criteria. Until such shares are vested, the beneficial owner does not have investment power over the Restricted Shares or Performance-Based Shares. Notwithstanding the future vesting of such power, the beneficial owner presently has sole voting power over the unvested Restricted Shares and the Performance-Based Shares. The Restricted Shares, other than the Restricted Shares granted to non-employee directors on March 8, 2023 (the “2023 Director Shares”) provide for 25% vesting on each of the first four anniversaries of the grant date. The 2023 Director Shares provide for 25% vesting on each of the following dates: March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023. The Restricted Shares and Performance-Based Shares are subject to certain conditions, including, but not limited to, the continued employment by, or service to inTEST of the respective beneficial owner through each such vesting date, with full vesting upon death, disability or change of control.

12 – inTEST Corporation | 2023 Proxy Statement

Voting Securities and Principal Stockholders (continued)

(2)	Includes shares that may be acquired within 60 days after April 24, 2023 through the exercise of stock options (“Option Shares”).

(3)	Includes 6,750 Restricted Shares, all of which are 2023 Director Shares.

(4)	Includes 9,000 Restricted Shares, of which 6,750 are 2023 Director Shares.

(5)	Includes 6,750 Restricted Shares, all of which are 2023 Director Shares.

(6)	Includes 11,250 Restricted Shares, of which 6,750 are 2023 Director Shares.

(7)	Includes 62,666 Restricted Shares, 98,683 Performance-Based Shares and 62,423 Option Shares.

(8)	Includes 11,287 Restricted Shares, 17,454 Performance-Based Shares, 7,264 Option Shares and 200 shares owned by Mr. Gilmour’s spouse.

(9)	Includes 10,553 Restricted Shares, 8,283 Performance-Based Shares and 20,250 Option Shares.

(10)	Includes 126,685 Restricted Shares, 132,496 Performance-Based Shares and 98,407 Option Shares.

(11)

According to Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2023, as of December 31, 2022, Pacific Ridge Capital Partners, LLC (“Pacific Ridge”), a Nevada limited liability company, reported beneficial ownership of 785,918 shares of inTEST common stock. Of the total shares reported as beneficially owned, Pacific Ridge reported having the sole voting power over 559,343 shares and the sole dispositive power over 785,918 shares. The principal business office of Pacific Ridge is 4900 Meadows Road, Suite 320, Lake Oswego, OR 97035.

(12)

According to Amendment No. 6 to Schedule 13G filed with the SEC on February 13, 2023, as of December 30, 2022, Renaissance Technologies LLC (“RTC”), a Delaware limited liability company and Renaissance Technologies Holdings Corporation (“RTHC”), a Delaware corporation and the majority owner of RTC, reported beneficial ownership of 615,537 shares of inTEST common stock. Of the total shares reported as beneficially owned, RTC and RTHC reported having the sole voting power over 557,837 shares and the sole dispositive power over 615,537 shares. The principal business office of RTC and RTHC is 800 Third Avenue, New York, NY 10022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and/or written representations from these persons that no other reports were required, we believe that, during the prior fiscal year all of our executive officers, directors, and to our knowledge, greater than 10% stockholders, complied with the filing requirements of Section 16(a) of the Exchange Act, except for: Scott Nolen, Joseph McManus and Gregory Martel, who each filed one late Form 3.

In making this statement, we have relied upon the written representations of our directors and officers, and copies of the reports that they have filed with the SEC.

inTEST Corporation | 2023 Proxy Statement – 13

PROPOSAL 1: ELECTION OF DIRECTORS

The Bylaws of inTEST Corporation, as amended and restated effective April 23, 2018 (our “Bylaws”), provide that our Board shall consist of not less than five directors, as determined by the Board from time to time, and that each director shall hold office until the next Annual Meeting of Stockholders and until a successor shall be duly elected and qualified, or until his earlier resignation, retirement or removal. The Board currently consists of five directors.

Listed below are the five nominees for director. The persons designated as proxies in the accompanying proxy card intend to vote “FOR” each such nominee unless a contrary instruction is indicated on the proxy card. If for any reason any such nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board, if any person is so nominated. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed their intention to serve the entire term for which election is sought.

Recommendation of the Board

The Board recommends a vote “FOR” the election of each of the nominees to the Board named below.

Nominees for Election

The names of the persons nominated for election are listed below, together with their ages and certain other information regarding the nominees.

Nominee	Age	Position

Steven J. Abrams, Esq.	55	Director

Jeffrey A. Beck	60	Director

Joseph W. Dews IV	56	Director and Chairperson

Richard N. Grant, Jr.	53	Director, President and Chief Executive Officer

Gerald J. Maginnis	67	Director

Biographical and Other Information Regarding inTEST’s Director Nominees

Biographical information regarding the business experience of each of our nominees and the primary aspects of each of our nominees’ experience, qualifications, attributes, or skills that led to the conclusion that each of our nominees should serve on our Board is set forth below.

Steven J. Abrams, Esq. was elected to serve as a director in January 2013. In April 2016, Mr. Abrams joined Hogan Lovells US LLP as a partner, where he currently serves as Global Co-Head of Life Sciences and Healthcare. Prior to this, Mr. Abrams was a partner at Pepper Hamilton LLP for over 20 years where he was co-chair of the Corporate Securities and Life Sciences practice groups and a member of the Executive Committee. Mr. Abrams counsels clients on governance, disclosure and transactional matters. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Abrams’ over 25 years of experience as a corporate and securities attorney providing counsel to companies regarding governance, disclosure and transactional matters allows Mr. Abrams to make a valuable contribution as one of our directors.

Age: 55 Position: Director since 2013

14 – inTEST Corporation | 2023 Proxy Statement

Proposal 1: Election of Directors (continued)

Jeffrey A. Beck was elected to serve as a director in June 2019. Since February 2021, Mr. Beck has been Chief Executive Officer of Soft Robotics Incorporated, a venture capital-funded start-up robotics company engaged in the design of robotic automation technologies used in food processing and other production environments. From May 2018 until December 2021, he was an operating partner with Artemis Capital Partners, a lower middle market private equity firm specializing in industrial technology sectors. Since August 2020, Mr. Beck has served as executive chairman of Tekscan Corporation, a private equity-owned manufacturer of tactile force and pressure sensing instrumentation. From October 2015 to April 2018, he was President and Chief Executive Officer of Astrodyne TDI Corporation, a private equity-owned manufacturer of high-performance power supplies and systems utilized in semiconductor, aerospace, and medical markets. Throughout his career, Mr. Beck has also served in management positions at Presstek LLC, iRobot Corporation and AMETEK, Inc., Danaher Corporation, and Emerson Corporation. He previously served on the board of directors, including the audit committee and nominating and governance committee, of SunEdison Semiconductor Limited, a Nasdaq listed leading manufacturer of semiconductor wafers. Mr. Beck holds a Bachelor of Science in Mechanical Engineering from New Jersey Institute of Technology as well an MBA from Boston University. The Board believes that Mr. Beck’s extensive experience building and leading industrial technology and automation businesses allows him to make valuable contributions as one of our directors. Moreover, his prior public company board experience, which includes serving on the audit as well as nominating and governance committees, adds valuable perspective to critical board discussions, decisions, and governance topics.

Age: 60 Position: Director since 2019

Joseph W. Dews IV was elected to serve as a director in April 2014 and became Chairperson of the Board in June 2019. Mr. Dews has been a Managing Director at Craig-Hallum Capital Group, an investment bank, since May 2019. Prior to that, Mr. Dews was a Partner at AGC Partners from July 2012 until May 2019, and held various positions, including Managing Director and Partner, at ThinkEquity LLC from May 2007 to July 2012, both investment banks. Mr. Dews has acted as a strategic and financial advisor to numerous public and private technology companies in the U.S. and internationally, including assessing corporate strategies and evaluating options for fund raising, share repurchases, and acquisitions of businesses. In addition to his experience as an investment banker, Mr. Dews has a technical background including a Bachelor of Science in Applied & Engineering Physics from Cornell University and approximately two years of experience in the semiconductor industry working as a Field Applications Engineer for Cirrus Logic KK. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Dews’ over 20 years of experience as an investment banker and his familiarity with semiconductor and industrial technology businesses uniquely positions him to contribute strategic insight, acquisition knowledge, and provide other valuable contributions as one of our directors and the Chairperson of the Board.

Age: 56 Position: Director since 2014 and Chairperson of the Board since 2019

Richard N. Grant, Jr. was appointed as President and Chief Executive Officer of the Company and elected to serve as a director effective August 2020. Prior to joining inTEST, Mr. Grant served as Senior Vice President Americas Region Measurement & Analytics of ABB Ltd from June 2017 to August 2020. Prior to his time at ABB, Mr. Grant served as Corporate Vice President and General Manager of the Materials Analysis Division of AMETEK Inc., an electronic instrument and electromechanical manufacturer, from April 2013 until June 2017. Mr. Grant was also an Operating Officer of AMETEK Inc. from 2013 until 2017, and a Board Member of SEIKO EG&G CO. LTD., a joint venture in which AMETEK maintained an interest, from 2016 until 2017. Prior to AMETEK, Mr. Grant worked at Emerson Electric in a variety of roles from March 1997 until April 2013, including as Vice President/General Manager of the Temperature Business unit of Rosemont Measurement from April 2011 until April 2013 and as Vice President Strategic Planning for Emerson Process Management from October 2007 until April 2011. Mr. Grant holds a Bachelor of Science degree in physics from Northern Kentucky University and an executive MBA from Xavier University. The Board believes that Mr. Grant’s considerable business management and leadership experience, together with his substantial knowledge of the industry, enable him to help drive corporate strategies and make valuable contributions as one of our directors.

Age: 53 Position: Director, President, Chief Executive Officer of the Company since 2020

inTEST Corporation | 2023 Proxy Statement – 15

Proposal 1: Election of Directors (continued)

Gerald (Jerry) J. Maginnis was elected to serve as a director in June 2020. Since October 2015, Mr. Maginnis has served as a member of the board of directors of the funds comprising the Cohen & Steers Mutual Fund Complex (the “Complex”). Since January 2019, he has served as the Chair of the Audit Committee of the 20 funds within the Complex, including 9 closed-end funds which are publicly traded on the New York Stock Exchange. From 2006 through his retirement in 2015, Mr. Maginnis served as the Managing Partner of the Philadelphia office of KPMG LLP (“KPMG”). From 2002 until 2008, Mr. Maginnis served as the Partner in Charge of KPMG’s Pennsylvania Business Unit Audit Practice, which included the firm’s offices in Philadelphia, Pittsburgh, and Harrisburg. Prior to 2002, Mr. Maginnis was an audit partner at KPMG concentrating on serving clients in the information, communications, and entertainment industries. From 2014 to 2015, Mr. Maginnis served as the President of the Pennsylvania Institute of Certified Public Accountants, a state CPA society. From 2014 to 2017, he served as a member of the Council of the American Institute of Certified Public Accountants (“AICPA”). From 2015 through March 2020, Mr. Maginnis was a member of the Board of Trustees of the AICPA Foundation where he served as Treasurer from 2018 to 2020. Mr. Maginnis has also served as a member of the Advisory Board of the Raj and Kamla Gupta Governance Institute at Drexel University since 2010. Since 2016, he has served as an Executive in Residence at Rowan University. Mr. Maginnis holds a Bachelor of Science from Saint Joseph’s University and is a Certified Public Accountant. The Board believes Mr. Maginnis’ considerable audit, accounting and leadership experience enable him to make valuable contributions as one of our directors and as Chairperson of the Audit Committee.

Age: 67 Position: Director since 2020

Director Independence

Our Board has determined that each of the directors meet the independence requirements of the listing rules of NYSE American LLC (the “NYSE American Rules”), with the exception of Mr. Grant, who also serves as our President and Chief Executive Officer. In making the foregoing determination, the Board did not identify any matters, transactions, relationships or arrangements that needed to be considered in determining independence of such persons.

Board Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.intest.com, the Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairperson of the Board and President and Chief Executive Officer based upon the circumstances. As of the date of this proxy statement, the offices of Chairperson and President and Chief Executive Officer are held by two separate individuals. Joseph W. Dews IV, an independent director, serves as the Chairperson of the Board, and Richard N. Grant, Jr. serves as the President and Chief Executive Officer of the Company. The Board believes the separation of the roles is the most appropriate structure at this time, as it allows the Company’s Chairperson to lead the Board’s responsibilities for reviewing, approving and monitoring fundamental financial and business strategies, allowing the President and Chief Executive Officer to focus primarily on establishing and implementing the Company’s strategic plan and on day-to-day operations.

16 – inTEST Corporation | 2023 Proxy Statement

Proposal 1: Election of Directors (continued)

Risk Oversight

Management is responsible for the day-to-day management of risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular meetings of the Board and committees and discusses with the Board or appropriate committees the various risks confronting inTEST, including the operational, legal, market and competitive risks that we face. In addition, the Audit Committee regularly considers financial risks and the steps management has taken to monitor and control such risks. The Compensation Committee provides oversight of risks related to our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risks associated with our corporate governance practices and the independence of directors. The Audit Committee also assists the full Board in overseeing the Company’s risk management practices. During the past year, the Audit Committee reviewed presentations from management covering risk related to critical accounting policies, revenue cycle overview, human resources policies and procedures and SOX 404b readiness.

Transactions with Related Persons

We have not entered into any transactions with a related person since the beginning of our most recently completed fiscal year on January 1, 2022, nor are we otherwise a participant in a current transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest. For purposes of this paragraph, a related person includes any executive officer, director or nominee for director, any greater than 5% beneficial owner of our common stock, and any immediate family or household member of any of the foregoing.

inTEST Corporation | 2023 Proxy Statement – 17

  RESPONSIBLE CORPORATE GOVERNANCE

Risk Oversight and Board Structure

inTEST is committed to achieving excellence in our corporate governance practices. Our Board of Directors believes that its overriding responsibility is to offer guidance and the benefit of its collective experience to help our management understand the potential risks weighed against the potential opportunities it may confront. Our Corporate Governance Guidelines which set forth our composition considerations, responsibilities and requirements can be found on our website at https://ir.intest.com/corporate-governance.

The Board recognizes its responsibility to determining in the establishment of the Company’s strategy what is the appropriate level of risk for the Company. Fundamental to this process is also ensuring that management not only understands potential risks but is taking the steps needed to understand and manage these risks. To handle these processes, we have currently structured our Board to have three standing Committees: Audit, Compensation, and Nominating and Corporate Governance. Copies of the charters of each of the current committees are posted on our website: www.intest.com.

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial management and controls. The Audit Committee’s primary oversight responsibilities relate to the integrity of our accounting and financial reporting processes, audits of our financial statements, and systems of internal control over financial reporting and accounting matters, and the independence, qualifications, retention, and performance of our independent registered public accounting firm. During 2022, the members of the Audit Committee were Gerald J. Maginnis (Chairperson), Steven J. Abrams and Jeffrey A. Beck. The Board has determined that both Messrs. Maginnis and Beck meet the criteria of an “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K. The Board has also determined that each of the members of the Audit Committee who served as such during 2022, including each of the current members of the Audit Committee, is independent within the meaning of the NYSE American Rules. The Audit Committee held 12 meetings during 2022.

The Compensation Committee is appointed by the Board to review, evaluate, and approve the compensation and benefit programs of our executive officers, to administer our equity-based compensation plans, to review and recommend to the Board changes to our director compensation and to review the annual disclosures regarding the compensation of the Company’s executive officers to be included in inTEST’s annual proxy statement and Annual Report on Form 10-K. During 2022, the members of the Compensation Committee were Jeffrey A. Beck (Chairperson), Joseph W. Dews IV, and Steven J. Abrams. The Board has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE American Rules, including the stricter requirements of Section 803 of the NYSE American Company Guide, which are not applicable to smaller reporting companies, but which we have adopted as the standard of independence for this Committee. The Compensation Committee held 4 meetings during 2022.

The Nominating and Corporate Governance Committee is appointed by the Board to select the director nominees to be presented for election at future annual meetings of stockholders, to review and assess our corporate governance procedures and to oversee annual evaluations of the Board and director self-assessments. During 2022, the members of the Nominating and Corporate Governance Committee were Steven J. Abrams (Chairperson), Joseph W. Dews IV and Gerald J. Maginnis. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE American Rules. See “Nominating Procedures” for information regarding the process for identifying and evaluating nominees, procedures for stockholder nominations and director qualifications. The Nominating and Corporate Governance Committee held 2 meetings during 2022.

Board Meetings

During the year ended December 31, 2022, the Board held a total of 8 meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he was a member, which were held during the time in which he was a director or a committee member, as applicable.

All members of the Board are encouraged, but not required, to attend our annual meeting of stockholders, and may do so virtually, in person or by phone. All of our directors attended the 2022 Annual Meeting of Stockholders, which was held virtually on June 22, 2022.

18 – inTEST Corporation | 2023 Proxy Statement

Responsible Corporate Governance (continued)

Director Stock Ownership Guidelines

On January 14, 2019, the Board approved stock ownership guidelines for non-employee directors (the “Director Ownership Guidelines”). The ownership target under the Director Ownership Guidelines for each non-employee director is five times the annual cash retainer for non-employee directors. Non-employee directors have five years to achieve the ownership target from the later of the date on which the Director Ownership Guidelines were approved or a director joined the Board. Sales of the Company’s stock by non-employee directors are allowed only after each director reaches his ownership target. Such sales of the Company’s stock are allowed, however, prior to the achievement of the ownership target for the purpose of covering taxes due on vesting restricted stock awards and pursuant to any existing trading plans. Each of our non-employee directors as of December 31, 2022 was in compliance with the Director Ownership Guidelines.

Prohibition of Employee, Officer and Director Hedging

The Board believes it is improper and inappropriate for any director, officer or other employee to engage in short-term or speculative transactions involving inTEST’s securities. As such, inTEST’s insider trading policy prohibits directors and employees, including executive officers, from engaging in any hedging or monetization transactions involving inTEST’s securities, purchases on margin or pledging of securities, short sales, buying or selling put or call options and (i) selling equity securities of the Company sooner than six months after last acquiring such equity securities or (ii) buying equity securities of the Company sooner than six months after last selling such equity securities.

Stockholder Communications with the Board

Stockholders who wish to communicate directly with the Board, or with a particular director, may send a letter addressed to our Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, NJ 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder Board Communication” or “Stockholder Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. If a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is “confidential.” The Secretary will then forward such communication, unopened, to the directors, or director, specified on the envelope, or if none, to the Chairperson of the Board.

Compensation Procedures

During 2022, the Compensation Committee was comprised, and presently is comprised, solely of independent directors. The Compensation Committee has the authority to delegate any or all of its powers and authority to one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee. No such delegation of authority to a subcommittee has occurred. All decisions regarding the compensation of our executive officers are approved by the Compensation Committee.

As a general matter, changes to director compensation are periodically considered by the Compensation Committee and recommended to the Board for approval. Any change in the compensation of any director or any group of directors is approved by a majority of non-interested directors, and, if such recommendation applies to the compensation of all directors, by a majority of the independent directors in addition to a majority of the directors then in office.

In 2021, the Compensation Committee retained Radford, a unit of Aon plc, as its independent compensation consultant to advise it regarding current best practices for executive and director compensation arrangements and to review and make recommendations regarding the amount, type and structure of compensation to be paid to the Company’s executive officers and directors in 2022. At the direction of the Compensation Committee, Radford compares the levels of compensation of the executive officers and directors to market based data available in the Radford Global Technology Survey for similarly sized companies.

The Compensation Committee determined that Radford does not provide any material services to management or the Company, and that Radford does not have any business or personal relationship with any member of the Compensation Committee or management or otherwise have any conflict of interest in performing its services for the Compensation Committee.

inTEST Corporation | 2023 Proxy Statement – 19

Responsible Corporate Governance (continued)

Board Composition and Diversity

Our Nominating and Corporate Governance Committee (which is comprised solely of independent directors) is responsible for developing the general criteria, subject to approval of the Board of Directors, for use in identifying, evaluating and selecting qualified candidates for election, or re-election, to the Board. The Nominating and Corporate assesses the qualifications, expertise, performance and willingness to serve of each current director or candidate.

The Nominating Committee and the Board seek diversity among the members of the Board. The Nominating Committee and the Board believe that considering diversity in terms of experience, skills, industry knowledge, subject matter familiarity as well as gender, race, and national origin creates a Board that can best serve the needs of the Company and its shareholders and are important factors that are considered when identifying individuals for Board membership. In addition, diversity with respect to tenure is important to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our Directors.

If as a result of its annual assessment of the Board and its composition, or at any other time during the year, the Board determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, a search will be initiated utilizing appropriate staff support, input from other directors, senior management, and outside contacts, consideration of nominees previously submitted by stockholders, and, if deemed necessary or appropriate, retention of a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will be identified and reviewed by the Nominating and Corporate Governance Committee and the Board. Candidates will be prioritized, and a determination made as to whether a member of the Nominating and Corporate Governance Committee, another director or member of senior management has a relationship with the preferred candidate and can initiate contacts. If not, contact may be initiated by the Company or the search firm. The Chairperson and one or more members of the Nominating and Corporate Governance Committee or the Board will interview any prospective candidates. Evaluations and recommendations of the interviewers will be shared with all members of the Nominating and Corporate Governance Committee for final evaluation. The Nominating and Corporate Governance Committee will then meet to determine which candidate (or candidates) to select. The Nominating and Corporate Governance Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

Each of the incumbent nominees for director included in this proxy statement was recommended for re-election by the Nominating and Corporate Governance Committee. The full Board, including the President and Chief Executive Officer, unanimously approved all of the nominees for election by the stockholders of the Company, as recommended by the Nominating and Corporate Governance Committee.

Stockholder recommendations with regard to director candidates may be submitted in writing to the Secretary of inTEST for consideration by the Nominating and Corporate Governance Committee. Each such recommendation should include the following information: (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of inTEST which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board, (v) the name and residence address of the proposing stockholder(s), (vi) the number of shares of common stock owned by the proposing stockholder(s), and (vii) such other information as the stockholder making such recommendation believes would be relevant to the consideration of such candidate.

Director candidates must meet certain minimum qualifications, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating and Corporate Governance Committee may consider a variety of other qualities and skills, including (i) expertise in finance, economics, technology or markets related to the business in which inTEST and its subsidiaries may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, our Certificate of Incorporation and our Bylaws. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, such as background, both geographic and demographic (including, without limitation race, gender and national origin), expertise and experience.

20 – inTEST Corporation | 2023 Proxy Statement

Responsible Corporate Governance (continued)

Stockholders who wish to make nominations to be considered at the 2023 Annual Meeting of Stockholders may do so by following the procedures set forth in our Bylaws. See “Information Regarding Deadlines and Procedures for Submission of Stockholder Proposals and Nominations of Directors” for additional information regarding the deadlines and notice procedures.

Committee Compositions Following the Annual Meeting

Subject to and upon the election of each director nominee to the Board at the Annual Meeting, the Committee compositions following the Annual Meeting will not change and be as follows:

Audit Committee Gerald J. Maginnis (Chairperson) Steven J. Abrams, Esq. Jeffrey A. Beck	Compensation Committee Jeffrey A. Beck (Chairperson) Steven J. Abrams, Esq. Joseph W. Dews IV
Nominating and Corporate Governance Committee Steven J. Abrams, Esq. (Chairperson) Joseph W. Dews IV Gerald J. Maginnis

inTEST Corporation | 2023 Proxy Statement – 21

AUDIT COMMITTEE REPORT

The Audit Committee reviewed our audited consolidated financial statements for the year ended December 31, 2022 and met with both management and RSM US LLP (“RSM”), our independent registered public accounting firm, to discuss those financial statements. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC, as well as RSM’s report included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. The Audit Committee has discussed with RSM the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from RSM required by the PCAOB regarding RSM’s communications with the Audit Committee concerning independence and has discussed with RSM their independence.

Based on these reviews and discussions with management and RSM, the Audit Committee recommended to our Board (and the Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Audit Committee:

Gerald J. Maginnis, Chairperson

Steven J. Abrams, Esq.

Jeffrey A. Beck

22 – inTEST Corporation | 2023 Proxy Statement

EXECUTIVE OFFICERS OF inTEST

Our executive officers and their ages are as follows:

Name	Age	Position
Richard N. Grant, Jr.	53	President, Chief Executive Officer and Director
Duncan Gilmour	51	Chief Financial Officer, Treasurer and Secretary
Joseph McManus	49	Division President, Electronic Test
Scott Nolen	55	Division President, Process Technologies

Biographical and Other Information Regarding inTEST’s Executive Officers

Executive officers are appointed by the Board. Each executive officer is appointed to serve at the will of the Board.

Richard N. Grant, Jr. See “Biographical and Other Information Regarding inTEST’s Director Nominees” above.

Duncan Gilmour was appointed as Chief Financial Officer, Treasurer and Secretary effective June 2021. Prior to joining inTEST, Mr. Gilmour served as Americas Region Controller of the Process Automation Measurement and Analytics Division of ABB, Inc. from June 2017 to June 2021. Prior to his time at ABB, Inc. Mr. Gilmour served as Finance Director of Enterprise Support for Tyco International, Corporate from December 2014 to May 2017. Mr. Gilmour previously served as Finance Director of Special Hazards for Tyco International, Fire Protection Products from June 2013 to December 2014, as Americas Finance director from July 2011 to June 2013, as Global FP&A Director from September 2010 to July 2011, as Global Controller from September 2007 to September 2010, as Director of Compliance from January 2006 to September 2007, and as Director of Corporate Compliance at Tyco EarthTech from 2004 to 2006. Prior to his time at Tyco, Mr. Gilmour worked at Coopers & Lybrand (now PricewaterhouseCoopers LLP), serving as Audit Manager from 2000 to 2004, as Senior Associate from 1997 to 2000 and as Supervisor and Audit Associate from 1993 to 1997. Mr. Gilmour holds a BAcc Jt. Honours degree in Economics and Accounting from the University of Glasgow and earned a certification as a chartered accountant from The Institute of Chartered Accountants of Scotland.

Joseph McManus joined inTEST in February 2021 as Vice President and General Manager of EMS. In January 2022, he was promoted to Division President, Electronic Test. Prior to joining inTEST, Mr. McManus served as Vice President of Sales for CECO Environmental in the Fluid Handling division from November 2016 to September 2020. Prior to his time at CECO, Mr. McManus had a 20-year career with Akrion, a semiconductor capital equipment supplier from February 1996 to November 2016 where his most recent roles included Vice President-Sales and Marketing and Global Product Manager. Mr. McManus holds a Bachelor of Science in Mechanical Engineering and an MBA from Villanova University.

Scott Nolen joined inTEST in July 2019 as Vice President and General Manager of Ambrell. He was promoted to Division President, Process Technologies effective January 2022. Prior to joining inTEST, Mr. Nolen served in various leadership positions with General Electric (“GE”) including General Manager, Reciprocating Compression for Baker Hughes, Consulting Engineering and Commercial Operations Leader, GE Distributed Power, Product Leader, GE Gas Engines from September 2010 to April 2019. Prior to his time with GE, Mr. Nolen served as Product Director, Trent 60 Gas Turbine for Rolls Royce from November 2001 to August 2010. Mr. Nolen holds a Bachelor of Science in Mechanical Engineering from the University of Vermont and an MBA from the University of Rochester.

inTEST Corporation | 2023 Proxy Statement – 23

EXECUTIVE COMPENSATION

Executive Summary

Since 2016, the Compensation Committee has retained an independent compensation consultant, Radford, to review our executive compensation structure and recommend changes to the structure and manner of compensating our executive officers. In March 2022, as a result of the Compensation Committee’s analysis of information provided by and recommendations from Radford, the Compensation Committee adopted a compensation program for 2022 for our executive officers that aligned executive officer compensation with competitive market practices and specific objectives of the Company in addition to aligning our executive officers’ long-term interests with those of our stockholders by targeting pay for performance. In March 2022, based on the recommendations of Radford and discussions with management, the Compensation Committee approved an executive compensation program based on the following for 2022:

●	Prior year’s compensation levels which were compared to market survey data in the industries in which the Company operates;

●	Prior year’s annual performance reviews;

●	All elements of compensation—salary, bonus, total cash, long-term incentives and total direct compensation—were compared to the market data;

●	An annual incentive plan was applied with competitive targets; and

●	Long-term incentive guidelines were adopted for the executive officers.

Overview of the Executive Compensation Program

The executive compensation program is designed to reflect the performance of the Company and align the executive officers’ interests with those of our stockholders. To achieve these ends, the executive compensation program consists of three components: base salary, performance-based short-term incentives, and long-term incentives, as more fully described below. While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and a mix of various forms of equity compensation. In addition, consistent with market practices, the Compensation Committee believes that executive officers who have greater and more direct impact and ability to influence the Company’s overall performance should receive a significant proportion of equity-based compensation relative to their total compensation, thus seeking to align the executive officers’ incentives and impact with the value they bring to Company-wide performance.

The executive compensation program for 2022 directly addressed the executive compensation of our Chief Executive Officer, Richard N. Grant, Jr., and our Chief Financial Officer, Duncan Gilmour who at the time of its adoption were the Company’s only named executive officers (NEOs). During fiscal year 2022, Scott Nolen became an executive officer. Mr. Nolen’s 2022 executive compensation program is materially consistent in design and structure to the plan established by the Compensation Committee for our other NEOs and, for example, includes base salary, performance-based short-term incentives, and long-term incentives. The base salary and performance-based short-term incentives for Mr. Nolen’s 2022 executive compensation program was established by our Chief Executive Officer, Mr. Grant, prior to his becoming an executive officer, and the long-term incentives were established by the Compensation Committee.

The elements of our executive compensation program are periodically reviewed and analyzed using current publicly available market data, contemporary market trends in the industries in which the Company operates and periodic reviews of compensation and benefit surveys. Although we perform periodic reviews of salary surveys and use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys or analysis or to specifically target any particular market compensation level. This information is used as a market check and as one data point in reviewing our executive compensation program.

24 – inTEST Corporation | 2023 Proxy Statement

Executive Compensation (continued)

The components of our 2022 Executive Compensation Plan were as follows:

Base Salary	Base salaries, which are established at hire, are reviewed and adjusted periodically by the Compensation Committee based on a variety of factors, which may include competitiveness, individual performance, tenure, overall Company performance, internal positioning, and other factors.

Short-Term Incentives	Annual incentive percentages of base salary, Company and business unit performance targets, and strategic performance criteria are established for short-term incentive compensation. Cash incentives are intended to reward the achievement of annual Company financial goals as well as individual accomplishments and contributions. For 2022, Company goals were based on revenue and earnings before income tax targets and attainment of certain strategic objectives of the Company.

Long-Term Incentives	Equity-based compensation serves to link the interests of the executives and our stockholders and focuses the executives on the long-term appreciation of the Company’s stock. For 2022, equity-based compensation was awarded in the form of restricted stock and stock options.

Philosophy

The Compensation Committee is committed to the general principle that executive compensation should be commensurate with the Company’s performance and the performance of the individual executive officer. The primary objectives of our executive compensation program are to:

●	attract and retain executive officers who demonstrate the leadership and management skills necessary to drive our long-term success;

●	reward the achievement of our business goals and individual contributions toward achievement of those goals; and

●	provide compensation opportunities linked to the Company’s performance and the interests of our stockholders.

Our pay philosophy is for the total compensation (base salary plus short-term incentive compensation and long-term equity-based compensation) of our named executive officers to be guided by the market median for similarly situated companies.

Underlying our executive compensation program is the philosophy that the interests of our stockholders are best served by a program that includes a significant variable component based on our performance. As a result, our executives have a significant portion of their compensation “at risk,” either through the variability of the short-term incentive portion of the plan, or subject to the movement in the price of the Company’s stock or the Company’s performance through the long- term incentive portion of the plan. Amounts paid under the plan are further subject to repayment or “claw back” as needed to comply with all applicable laws and regulations.

Accordingly, and as more fully described below, the Compensation Committee approved the following compensation arrangements (“2022 Executive Compensation Plan”) for Mr. Grant (our CEO) and Mr. Gilmour (our CFO) for 2022, who, together with Mr. Nolen (our Process Technologies Division President), we refer to as our “named executive officers”. Mr. Nolen’s 2022 executive compensation program was established prior to his becoming an executive officer. Mr. Nolen’s 2022 executive compensation program is materially consistent in design and structure to the plan established by the Compensation Committee for our other NEOs.

inTEST Corporation | 2023 Proxy Statement – 25

Executive Compensation (continued)

2022 Base Salary and Long-Term Incentive Compensation

Name and Title	Annual Base Salary	Time Vested Restricted Stock Awarded(1)	Performance Vested Restricted Stock Awarded(2)	Options Awarded
Richard N. Grant, Jr., President and Chief Executive Officer	$391,875	13,664	13,662	25,692	(3)
Duncan Gilmour, Chief Financial Officer, Treasurer and Secretary	$260,000	6,832	6,831	12,848	(3)
Scott Nolen, Division President – Process Technologies	$275,000	3,944	—	14,680	(4)

(1)	The time vested restricted stock awards vest 25% annually which commenced on March 9, 2023 for Messrs. Grant and Gilmour and to commence on April 28, 2023 for Mr. Nolen.

(2)

The performance metric used for the shares of performance vested restricted stock will be three-year organic revenue compound annual growth rate (“CAGR”). The beginning revenue from which CAGR will be measured is the pro forma value inclusive of all 2021 revenue from North Sciences, Videology Imaging Solutions Inc., Videology Imaging Solutions and Acculogic, Inc. (the “Acquisitions”) regardless of when the companies were acquired.

(3)

The stock option awards vest 25% annually which commenced on March 9, 2023 and will have an exercise price of $9.76, which was the closing price of the Company’s common stock as listed on the NYSE American on March 9, 2022.

(4)

The stock option award vests 25% annually which will commence on April 28, 2023 and will have an exercise price of $8.14, which was the closing price of the Company’s common stock as listed on the NYSE American on April 28, 2022.

Description of the Short-Term Incentive Portion of the 2022 Executive Compensation Plan

The following is a summary of the short-term incentive portion of our 2022 Executive Compensation Plan that the Compensation Committee adopted for Mr. Grant (our CEO) and Mr. Gilmour (our CFO) prior to the CFO transition.

●	Target incentive opportunity of 70% of base salary for the CEO and 55% of base salary for the CFO.

●

Performance bonus payment for Mr. Grant based upon satisfaction of the following weighted performance metrics: 60% based on the achievement of revenue and Adjusted EBITDA targets in a performance matrix (financial performance), 20% based on financial performance of the Acquisitions (financial performance), and 20% based on the results of the development and implementation of a talent development program (strategic performance).

●

Performance bonus payment for Mr. Gilmour based upon satisfaction of the following weighted performance metrics: 60% based on the achievement of revenue and Adjusted EBITDA targets in a performance matrix (financial performance), 20% based on financial performance of the Acquisitions (financial performance), and 20% based on the achievement of CFO specific objectives (financial performance), namely, the actual results of net working capital relative to budgeted net working capital as a percentage of revenue.

●	Minimum financial performance thresholds beginning at 80% for both the revenue target and Adjusted EBITDA targets.

●	At minimum financial performance, each of Mr. Grant and Mr. Gilmour would earn 0% of his target incentive opportunity for financial performance if none of the performance metrics are satisfied.

●	Maximum financial performance limits at 120% for both the revenue and Adjusted EBITDA targets.

●	At maximum financial performance, each of Mr. Grant and Mr. Gilmour could earn 150% of his target incentive opportunity for financial performance.

The following is a summary of the short-term incentive portion of our 2022 Executive Compensation Plan that Mr. Grant (our CEO) established for Mr. Nolen prior to him becoming a named executive officer.

●	Target incentive opportunity of 50% of base salary.

26 – inTEST Corporation | 2023 Proxy Statement

Executive Compensation (continued)

●

Performance bonus payment for Mr. Nolen based upon satisfaction of the following weighted performance metrics: 50% based on the achievement of division revenue and income from operations targets in a performance matrix (financial performance), 20% on completion of one or more acquisitions in 2022 (strategic performance), 15% based on the achievement of specified business line revenue and income from operations targets in a performance matrix (financial performance) 10% based on the results of the development and implementation of a talent development program (strategic performance) and 5% based on the results of the development and implementation of a long-term service strategy and program (strategic performance).

●	At minimum financial performance, Mr. Nolen would earn 0% of his target incentive opportunity for financial performance if none of the performance metrics are satisfied.

●	At maximum financial performance, Mr. Nolen could earn 150% of his target incentive opportunity for financial performance.

The Committee and Mr. Grant (our CEO) believes that the goals for Company-wide and division performance along with the personal goals established under the 2022 Executive Compensation Plan were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s and individual division performance during that year. The Committee and Mr. Grant (our CEO) also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals and that, by including targets for strategic performance such as those related to development and implementation of a talent development program, the goals were consistent with reducing the Company’s overall risks.

The following matrix shows the payout opportunity for the financial performance portion of the short-term incentive program as a function of target revenue and the targeted financial measures applicable to each NEO.

		Revenue vs. Target

		<80%	80%	90%	100%	110%	120%

Financial Performance Measure vs. Target	<80%	0%	0%	0%	0%	0%	0%
	80%	0%	50%	63%	75%	88%	100%
	90%	0%	63%	75%	88%	100%	113%
	100%	0%	75%	88%	100%	113%	125%
	110%	0%	88%	100%	113%	125%	138%
	120%	0%	100%	113%	125%	138%	150%

For the short-term incentive program Mr. Grant did not fully achieve the financial performance goals described above, which were weighted as 60% or the implementation of a talent development program, which was weighted as 20%. Mr. Grant did not achieve the financial performance factors of the three acquisitions completed in 2021, which were weighted as 20%.

As a result, the short-term incentive compensation payout to Mr. Grant for 2022 was as follows:

Target Bonus	Actual Payment	Actual as a % of Target
$274,313	$194,213	70.8%

For the short-term incentive program Mr. Gilmour did not fully achieve the financial performance goals described above, which were weighted as 60% or the achievement of specific objectives, which were weighted as 20%. Mr. Gilmour did not achieve the financial performance factors of the three acquisitions completed in 2021, which were weighted as 20%.

As a result, the short-term incentive compensation payout to Mr. Gilmour for 2022 was as follows:

Target Bonus	Actual Payment	Actual as a % of Target
$143,000	$89,804	62.8%

inTEST Corporation | 2023 Proxy Statement – 27

Executive Compensation (continued)

For the short-term incentive program Mr. Nolen did not fully achieve the financial performance goals described above, which were weighted as 65% or the implementation of a long-term service strategy and program, which was weighted as 5%. Mr. Nolen did not fully achieve the completion of one or more acquisitions in 2022, which was weighted as 20%. Mr. Nolen did successfully implement a talent development program for his division, which was weighted at 10%.

As a result, the short-term incentive compensation payout to Mr. Nolen for 2022 was as follows:

Target Bonus	Actual Payment	Actual as a % of Target
$137,500	$80,781	58.7%

Description of Long-Term Incentive Portion of the 2022 Executive Compensation Plan

As part of Radford’s scope of work, the Compensation Committee sought the consultant’s advice and recommendations on the use of equity-based compensation for the executive officers. With such input from Radford, with respect to Mr. Grant and Mr. Gilmour, the Compensation Committee determined that:

●	A regular program of long-term incentive awards would increase the linkage between the pay of the executive officers and the performance delivered to our stockholders;

●	Stock options would be effective as a tool to reward the executive officers for focusing on growing the value of the Company over the long term;

●	Shares of time-vested restricted stock would be effective as a tool to provide both retention and increase the immediate connection between the executives and the stockholders; and

●	Shares of performance-vested restricted stock would be effective as a tool to align pay with company performance.

Accordingly, the Compensation Committee decided to compensate Mr. Grant and Mr. Gilmour through the grant of a combination of stock options, shares of time-vested restricted stock and shares of performance-vested restricted stock as set forth above in the 2022 Base Salary and Long-Term Incentive Compensation table.

Similarly, the Compensation Committee decided to compensate Mr. Nolen through the grant of a combination of stock options and shares of time-vested restricted stock as set forth above in the 2022 Base Salary and Long-Term Incentive Compensation table.

Management Stock Ownership Guidelines

On November 4, 2020, the Board approved stock ownership guidelines for named executive officers and certain other members of the Company’s management team (the “Management Ownership Guidelines”). The ownership target under the Management Ownership Guidelines is five times the base salary for the Chief Executive Officer, two times the base salary for the Chief Financial Officer, and 0.5 times the base salary for Vice Presidents and General Managers. On April 26, 2023, the Board approved an amendment to the Management Ownership Guidelines which incorporated ownership targets of five times annual retainer for independent directors and added a one times the base salary for Division Presidents. Such persons have five years to achieve the ownership target from the later of the date on which the Management Ownership Guidelines were approved or when they were hired or promoted to their position. The Chief Executive Officer, Chief Financial Officer, independent directors, Division Presidents, Vice Presidents and General Managers (collectively, the “Covered Executives”) must also remain at or above their required ownership level at the close of trading on April 1 of each year as long as they are employed by, or serve as an independent director of, the Company. Each Covered Executive must retain 50 percent of all net shares (post tax) that vest until the applicable minimum ownership requirement is achieved. If the Covered Executive becomes subject to a higher ownership requirement, the new or higher requirement will apply 30 days after the change and 50 percent of net vested shares should be retained until the new applicable minimum ownership requirement is met.

28 – inTEST Corporation | 2023 Proxy Statement

Executive Compensation (continued)

For purposes of satisfying the minimum ownership requirement, the following will be included:

i.

Any shares of common stock of the Company held by the Covered Executive owned, either individually or jointly with such person’s spouse and/or children, including any vested shares of restricted stock;

ii.	Stock held in trust for the economic benefit of the Covered Executive or the spouse or minor children of such individual; and

iii.	Any unvested shares of time-based restricted stock.

Unvested shares of performance-based restricted stock, and unexercised options (whether vested or unvested) will not be included in the determination of ownership calculations for purposes of meeting the minimum ownership requirement.

As of December 31, 2022, Messrs. Grant and Nolen were in compliance with the minimum ownership required. Mr. Gilmour did not meet the applicable minimum ownership requirement, as he joined the Company in June 2021 and is within the five-year phase-in period.

Tables and Additional Narrative Discussion

The following tables and discussions set forth certain information with respect to the compensation we paid, or recognized as an expense in accordance with Accounting Standards Codification (“ASC”) Topic 718 (Compensation—Stock Compensation), to our “named executive officers.”

inTEST Corporation | 2023 Proxy Statement – 29

Executive Compensation (continued)

Summary Compensation Table

For the Fiscal Year Ended December 31, 2022

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(A)	Stock Options ($)(B)	Non-Equity Incentive Plan Compensation ($)(C)		All Other Compensation ($)		Total ($)

Richard N. Grant, Jr.	2022	387,073	—	266,702	133,341	194,213	(1)	4,750	(2)	986,079
President and Chief Executive Officer	2021	375,000	—	198,254	570,080	330,750	(3)	4,750	(2)	1,478,834

Duncan Gilmour (D)	2022	254,307	—	133,351	66,681	89,804	(1)	4,750	(4)	548,983
Chief Financial Officer, Treasurer and Secretary	2021	124,616	—	133,409	66,696	133,650	(3)	—		458,371

Scott Nolen Division President, Process Technologies	2022	275,000	—	32,104	64,152	80,781	(1)	4,750	(5)	456,787

(A)

The amounts in this column reflect restricted stock awards granted to our named executive officers which are subject to certain vesting terms. The above amounts represent the fair market value of the restricted stock based on the closing price of our stock on the date of grant as computed in accordance with ASC Topic 718. On April 28, 2022, Mr. Nolen was granted 3,944 shares of time vested restricted stock, which vest 25% annually. The closing price of our stock on April 28, 2022 was $8.14. On March 9, 2022, Mr. Grant and Mr. Gilmour were granted 13,664 and 6,832 shares of time vested restricted stock, respectively, which vest 25% annually. Further on March 9, 2022 Mr. Grant and Mr. Gilmour were granted 13,662 and 6,831 shares of performance vested restricted stock, respectively, which is subject to a performance metric measured as the Company’s three-year organic revenue compound annual growth rate. The beginning revenue from which CAGR will be measured is the pro forma value inclusive of all 2021 revenue from the Acquisitions regardless of when the companies were acquired. The closing price of our stock on March 9, 2022, was $9.76. On March 10, 2021, Mr. Grant was granted 18,668 shares of restricted stock that vest 25% upon each of the next four anniversaries of the date of grant. The closing price of our stock on March 10, 2021 was $10.62. On June 14, 2021, Mr. Gilmour was granted 1,988 shares of restricted stock that vest 25% upon each of the next four anniversaries of the date of grant and 5,963 Performance- Based Shares issued at target performance that may vest on August 24, 2023 at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 8,929, and the grant date fair value assuming the maximum level of performance achieved under Mr. Gilmour’s performance-based restricted stock award is $150,007. The closing price on June 14, 2021 was $16.80. For a discussion of assumptions made in the foregoing valuations, see Note 15 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 22, 2023.

(B)

Stock options granted to our named executive officers vest 25% upon each of the next four anniversaries of the date of grant. On April 28, 2022, Mr. Nolen was granted 14,680 options. On March 9, 2022 Mr. Grant and Mr. Gilmour were issued 25,692 and 12,848 options, respectively. On March 10, 2021, Mr. Grant was issued 112,000 options. On June 14, 2021, Mr. Gilmour was issued 8,104 options. The fair value for stock options granted during 2022 and 2021 was estimated at the date of grant using the Black-Scholes option pricing model. The per share weighted average fair value of stock options issued on April 28, 2022, March 9, 2022 and March 10, 2021 was $4.37, $5.19 and $5.09, respectively. For a discussion of assumptions made in the foregoing valuations, see Note 15 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 22, 2023.

(C)

The material terms of the non-equity incentive plan awards, including a general description of the formula and criteria that was applied in determining the amounts paid, are described above under the heading “Description of the Short-Term Incentive Portion of the 2022 Executive Compensation Plan”.

(D)	Effective June 14, 2021, Mr. Gilmour joined inTEST as our Chief Financial Officer, Treasurer and Secretary.

(1)

The amount consists of the cash incentive portion of the Executive Compensation Plan of 2022 paid in March 2023. See “Description of the Short-Term Incentive Portion of the 2022 Executive Compensation Plan”.

(2)	The amount of $4,750 is for matching contributions to Mr. Grant’s 401(k) plan account in both 2022 and 2021.

(3)	The amount consists of the cash incentive portion of the Executive Compensation Plans of 2021 paid in March 2022.

(4)	The amount of $4,750 is for matching contributions to Mr. Gilmour’s 401(k) plan account in 2022.

(5)	The amount of $4,750 is for matching contributions to Mr. Nolen’s 401(k) plan account in 2022.

30 – inTEST Corporation | 2023 Proxy Statement

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

For the Fiscal Year Ended December 31, 2022

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Richard N. Grant, Jr.	28,000	84,000	10.62	03/09/2031	108,386	(2)	1,116,376
	—	25,692	9.76	03/08/2032	14,001	(3)	144,210
					27,326	(4)	281,458
Duncan Gilmour	2,026	6,078	16.80	06/13/2031	7,444	(5)	76,673
	—	12,848	9.76	03/08/2032	13,663	(6)	140,729
Scott Nolen	7,725	2,575	4.53	07/30/2029	850	(7)	8,755
	2,570	2,570	3.20	04/28/2030	850	(8)	8,755
	2,500	7,500	13.13	04/27/2031	8,625	(9)	88,838
	—	14,680	8.14	04/27/2032	3,944	(10)	40,623

(1)	Based on the closing share price on December 30, 2022 of $10.30.

(2)

Represents the unvested portion of restricted stock that was granted on August 24, 2020 under the 2014 Stock Plan. 66,448 shares vest in equal portions on August 24, 2021, 2022, 2023 and 2024. 75,162 shares issued at target performance that may vest on August 24, 2023, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 112,743.

(3)	Represents the unvested portion of restricted stock that was granted on March 10, 2021 under the 2014 Stock Plan. These shares vest in equal portions on March 10, 2022, 2023, 2024 and 2025.

(4)

Represents the unvested portion of restricted stock that was granted on March 9, 2022 under the 2014 Stock Plan. 13,664 shares vest in equal portions on March 9, 2023, 2024, 2025 and 2026. 13,662 shares issued at target performance that may vest on March 9, 2025, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 20,493.

(5)

Represents the unvested portion of restricted stock that was granted on June 14, 2021 under the 2014 Stock Plan. 1,988 shares vest in equal portions on June 14, 2022, 2023, 2024 and 2025. 5,953 shares issued at target performance that may vest on August 24, 2023 at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 8,929.

(6)

Represents the unvested portion of restricted stock that was granted on March 9, 2022 under the 2014 Stock Plan. 6,832 shares vest in equal portions on March 9, 2023, 2024, 2025 and 2026. 6,831 shares issued at target performance that may vest on March 9, 2025, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 10,247.

(7)	Represents the unvested portion of restricted stock that was granted on July 31, 2019 under the 2014 Stock Plan. These shares vest in equal portions on July 31, 2020, 2021, 2022 and 2023.

(8)	Represents the unvested portion of restricted stock that was granted on April 29, 2020 under the 2014 Stock Plan. These shares vest in equal portions on April 29, 2021, 2022, 2023 and 2024.

(9)

Represents the unvested portion of restricted stock that was granted on April 28, 2021 under the 2014 Stock Plan. 3,500 shares vest in equal portions on April 28, 2022, 2023, 2024 and 2025. 6,000 shares issued at target performance that may vest on March 10, 2024, based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 9,000.

(10)	Represents the unvested portion of restricted stock that was granted on April 28, 2022 under the 2014 Stock Plan. These shares vest in equal portions on April 28, 2023, 2024, 2025 and 2026.

inTEST Corporation | 2023 Proxy Statement – 31

Executive Compensation (continued)

Employment Agreements

Richard N. Grant, Jr.

In connection with his appointment as our Chief Executive Officer and President, we have entered into a letter agreement with Mr. Grant, dated July 24, 2020, which provides that Mr. Grant’s employment will be on an at-will basis and that he will be entitled to an annual base salary (“Grant Base Salary”) of $375,000 per year, subject to periodic review by the Compensation Committee. During Mr. Grant’s employment, he is eligible to participate in the Company’s annual bonus award plan. For fiscal years 2021 and thereafter, Mr. Grant’s goals for his annual bonus award are set forth in the Company’s executive officer compensation plan for such fiscal year and his award thereunder.

Under the terms of the letter agreement, Mr. Grant is eligible to participate in the employee benefit plans and programs (excluding severance) generally available to the Company’s senior executives and consistent with such plans and programs of the Company, including but not limited to medical, life and disability insurance, retirement, vacation/paid time off, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. As a condition of accepting his offer of employment, Mr. Grant also executed a Confidentiality, Non-Competition and Non-Solicitation Agreement, which includes standard restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions.

Duncan Gilmour

In connection with his appointment as our Chief Financial Officer, Treasurer and Secretary, we entered into a letter agreement with Mr. Gilmour, dated June 10, 2021, which provides that Mr. Gilmour’s employment will be on an at-will basis and that he will be entitled to an annual base salary (“Gilmour Base Salary”) of $240,000 per year, subject to periodic review by the Compensation Committee. During Mr. Gilmour’s employment, he is eligible to participate in the Company’s annual bonus award plan. For 2021, Mr. Gilmour was eligible to receive the 2021 Bonus, which was a pro-rated annual bonus based upon his initial Gilmour Base Salary for the last three quarters of 2021. Seventy percent of the 2021 Bonus was based on the Company’s achievement of its financial performance goals against its budget, with the potential for payment of up to 150% of target. Twenty percent of the 2021 Bonus was based upon completion of merger and acquisitions targets, with the potential for payment of up to 100% of target. The remaining 10% of the 2021 Bonus was based on risk management oversight, with the potential for payment of up to 100% of target. For fiscal years 2022 and thereafter, Mr. Gilmour’s actual bonus payment under the annual bonus award plan will be set forth in the Company’s executive officer compensation plan for such fiscal year and his award.

Under the terms of his offer letter, Mr. Gilmour also received an additional performance-based award (the “Performance Award”) of restricted common stock. The total number of shares of restricted common stock subject to the Performance Award is equal to (a) $100,000 (based on target performance) divided by (b) the closing price of the Company’s common stock on June 14, 2021. The Performance Award will vest on August 24, 2023 at a vesting percentage as determined in the sole discretion of the Committee under the performance goals described in a written restricted stock agreement. As a condition of his employment, Mr. Gilmour also executed a Confidentiality, Non-Competition and Non-Solicitation Agreement, which includes standard restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions.

Scott Nolen

We do not have an employment agreement with Mr. Nolen, who is employed on an “at will” basis.

Retirement Benefits

Our named executive officers are provided retirement benefits under the tax-qualified 401(k) plan provided to our other domestic employees. Our named executive officers are subject to provisions that allow participants to make contributions from their own salary on a pre-tax basis and provide a discretionary employer matching contribution not to exceed $4,750 a year. If eligible, the amount of employer contributions made to our 401(k) plans for our named executive officers for 2022 and 2021 are included in the column entitled “All Other Compensation” in the Summary Compensation Table above. We do not provide any other retirement benefits to our named executive officers.

32 – inTEST Corporation | 2023 Proxy Statement

Executive Compensation (continued)

Potential Payments upon Termination Following a Change of Control

We have Change of Control Agreements with Mr. Grant, our President and Chief Financial Officer, and Mr. Gilmour, our Chief Financial Officer, Treasurer, and Secretary (the “Change of Control Agreements”). The Change of Control Agreements provide for the payment of certain benefits upon the executive officer’s separation from service by us without Cause (as defined below) or by the executive officer for Good Reason (as defined below) within two years following a Change of Control. These benefits consist of the continuation of the executive officer’s base salary and continued coverage under group benefit plans for the one-year period following the separation of such executive officer’s service from the Company and payment of the variable performance based compensation that he would have earned for such one year period.

Under the Change of Control Agreements, a “Change of Control” occurs in the event of:

●	our dissolution or liquidation;

●	the sale of substantially all of our assets, except to a stockholder who as of the date of the Change of Control Agreements owned 20% or more of our stock (a “Related Person”);

●	our merger or consolidation with another company unless our stockholders own stock in that company in the same proportion that they own stock in us prior to the transaction;

●	any person or entity other than a Related Person obtains the voting control of 40% or more of our stock; or

●	our directors and those persons our directors may nominate to become our directors, cease to comprise a majority of our Board members.

Under the Change of Control Agreements, a termination for “Cause” means the executive’s termination by us because of an act of fraud upon inTEST, a violation of inTEST’s Code of Ethics, willful refusal to perform the duties assigned to him by the Board or conviction for any crime involving dishonesty or breach of trust or for any crime that is a felony or of moral turpitude.

The term “Good Reason” under the Change of Control Agreements means a material adverse change in an executive’s status, responsibilities or benefits; a failure to be nominated or elected to his current officer position; a requirement to report to anyone other than his direct report; an assignment of duties inconsistent with his current officer position; any reduction in base salary, variable component or formula for determining the variable component which would have the effect of reducing his variable component, or other reduction in compensation or benefits; or a requirement to relocate more than thirty miles from his current office.

The benefits payable under the Change of Control Agreements are subject to the release of any claims that the named executive officers may have against us pursuant to the agreements as we may request. Benefits will be reduced or eliminated to the extent that comparable benefits are received from another source. Furthermore, the benefits will be reduced to the extent that the payments would not be deductible by us (in whole or in part) under Section 280G of the Internal Revenue Code.

In the event of a Change of Control, all equity awards issued to our executive officers become 100% vested.

inTEST Corporation | 2023 Proxy Statement – 33

DIRECTOR COMPENSATION

In 2022, non-employee directors received an annual retainer of $25,000, and the Chairperson of the Board received an additional annual retainer of $40,000. The Chairperson of each of the Committees of the Board were paid an additional annual fee as follows: the Chairperson of the Audit Committee received an additional annual fee of $20,000 and the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee each received an additional annual fee of $10,000, respectively. The members of the Committees, other than the Chairpersons, receive additional annual fees of: $10,000 for members of the Audit Committee and $5,000 for members of each of the Compensation Committee and Nominating and Corporate Governance Committee, respectively. Also, in March 2022, based upon the evaluation and recommendation of Radford, the Compensation Committee recommended, and the Board approved, the award of 9,000 shares of restricted stock to each of the non-employee directors to further align their interests with those of our stockholders. Such shares vested 25% on each of the following dates: March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022 subject to certain conditions, including, but not limited to, the continued service to inTEST of the respective non-employee director through each such vesting date.

In addition, the Company reimburses non-employee directors’ travel expenses and other costs associated with attending Board or committee meetings. The Company does not pay additional compensation to any executive officer for service as a director.

The following table sets forth the compensation earned by, or paid to, the members of our Board, who are not executive officers, for the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(A)	All Other Compensation ($)	Total ($)
Steven J. Abrams, Esq.	50,000	(1)	87,840	—	137,840
Jeffrey A. Beck	45,000	(2)	87,840	—	132,840
Joseph W. Dews IV	75,000	(3)	87,840	—	162,840
Gerald J. Maginnis	50,000	(4)	87,840	—	137,840

(A)

These amounts represent the fair market value of the award of restricted stock based on the closing price of our common stock on the date of grant of $9.76 as computed in accordance with ASC Topic 718.

(1)

Consists of $25,000 annual retainer, $10,000 for service as Chairperson of the Nominating and Corporate Governance Committee, $10,000 for service as a member of the Audit Committee, and $5,000 for service as a member of the Compensation Committee.

(2)	Consists of $25,000 annual retainer, $10,000 for services as Chairperson of the Compensation Committee and $10,000 for service as a member of the Audit Committee.

(3)

Consists of $25,000 annual retainer, $40,000 for service as Chairperson of the Board, $5,000 for service as a member of the Compensation Committee and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

(4)	Consists of $25,000 annual retainer, $20,000 for service as Chairperson of the Audit Committee and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

34 – inTEST Corporation | 2023 Proxy Statement

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Pay Versus Performance Table

The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for fiscal years 2021 and 2022. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average.

Year	Summary Compensation Table Total for PEO ($) (1)(2)	Compensation Actually Paid to PEO ($) (1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (1)(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (1)(5)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(6)	Net Income ($)(7) (in thousands)

2022	986,079	455,903	502,840	472,866	158.71	8,461

2021	1,478,834	2,546,716	560,730	433,431	195.99	7,283

(1)

During fiscal years 2022 and 2021, the PEO was Richard N. Grant, Jr. During fiscal year 2022, the non-PEO named executive officers (NEOs) were Duncan Gilmour and Scott Nolen. Mr. Gilmour served as the Company’s principal financial officer and Mr. Nolen served as the Division President-Process Technologies. During fiscal year 2021, the non-PEO NEOs were Hugh Regan who served as the Company’s principal financial officer through June 11, 2021 and Duncan Gilmour who served as the Company’s principal financial officer beginning June 14, 2021.

(2)	The dollar amounts reported are the amounts of total compensation reported for Mr. Grant for the applicable fiscal year in the “Total” column of the Summary Compensation Table (SCT).

(3)

The following table sets forth the adjustments for the applicable fiscal year which were made to total compensation per the SCT in order to arrive at “compensation actually paid” to our PEO, as computed in accordance with Item 402(v) of Regulation S-K:

	2022	2021

SCT Total for PEO	$986,079	$1,478,834

Less: Amount reported under the “Stock Awards” and “Stock Options” columns in the SCT	(400,043)	(768,334)

Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	432,784	957,806

Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	(429,737)	778,738

Add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	(133,180)	99,672

Total Adjustments	(530,176)	1,067,882

Compensation Actually Paid to PEO	455,903	2,546,716

(4)	The dollar amounts reported represent the average of the amounts reported for the non-PEO NEOs for the applicable fiscal year in the “Total” column of the Summary Compensation Table.

inTEST Corporation | 2023 Proxy Statement – 35

Pay Versus Performance (continued)

(5)

The following table sets forth the adjustments for the applicable fiscal year which were made, on an average basis, to the average total compensation per the SCT in order to arrive at “average compensation actually paid” to our non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K:

	2022	2021

Average SCT Total for Non-PEO NEOs	$502,840	$560,730

Less: Amount reported under the “Stock Awards” and “Stock Options” columns in the SCT	(148,144)	(281,157)

Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	175,636	73,075

Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	(36,198)	15,419

Add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	(21,268)	65,363

Total Adjustments	(29,974)	(127,300)

Average Compensation Actually Paid to Non-PEO NEOs	472,866	433,431

(6)

The amounts reported represent the measurement period value of an investment of $100 in our stock on December 31, 2020 (the last trading day before the 2021 fiscal year), and then valued again on each of December 31, 2021 (the last trading day of the 2021 fiscal year) and December 30, 2022 (the last trading day of the 2022 fiscal year), based on the closing price per share of the Company’s common stock as of such dates. No dividends were paid by the Company in 2021 or 2022.

(7)	The amounts reported represent net income for the applicable fiscal year calculated in accordance with generally accepted accounting principles in the United States.

Relationship Between Compensation Actually Paid and Performance

The Company adheres to a pay-for-performance philosophy. We believe the compensation program we have designed incentivizes our executive team to drive results that create value for our shareholders. As such, equity incentive awards are a major component of the compensation paid to the PEO and the Non-PEO NEOs. Stock price is the primary driver of both the value of these awards and total shareholder return and year-ending compensation actually paid and total shareholder returns are significantly influenced by movement in the Company’s stock price. INTT stock moved from $6.49 as of December 31, 2020, to $12.72 as of December 31, 2021, to $10.30 as of December 31, 2022. As a result, from January 1, 2021 to December 31, 2021, total shareholder return increased by approximately 96% and from January 1, 2022 to December 31, 2022, total shareholder return decreased by approximately 19%. Note that this 2022 decrease resulted despite net income increasing approximately 16% in 2022 to $8.5 million when compared to 2021.

The compensation actually paid to the PEO for 2022 decreased 54% as compared to 2021 while the compensation actually paid to the non-PEO NEOs increased 9% for 2022 as compared to 2021. These changes compare with a 19% decrease in total shareholder return for the period from January 1, 2022 to December 31, 2022. As noted above, the changes in compensation actually paid from year to year are largely driven by stock-price movement. The decrease for the PEO reflects the decline in our stock price during 2022 and, more specifically, the change in value of accumulated equity positions held by the PEO as a result of these stock-price movements. The decrease in stock price also impacted the compensation actually paid to our non-PEO NEOs but this was more than offset by the fact that the 2021 compensation actually paid was reduced by forfeitures and timing of grants associated with the 2021 CFO transition – hence the lack of correlation with the significant stock-price appreciation during 2021.

36 – inTEST Corporation | 2023 Proxy Statement

PROPOSAL NO. 2: APPROVAL OF THE inTEST CORPORATION 2023 STOCK INCENTIVE PLAN

Overview

We are asking our stockholders to approve the adoption of the inTEST Corporation 2023 Stock Incentive Plan (the “2023 Plan”). Our Board approved and adopted the 2023 Plan on March 20, 2023, subject to stockholder approval. The 2023 Plan is now being submitted to our stockholders for their approval.

The 2023 Plan will become effective upon stockholder approval, and no awards may be granted under the 2023 Plan after the date that is 10 years from the date the 2023 Plan was last approved by our stockholders.

If approved, the 2023 Plan will replace the Company’s Fourth Amended and Restated 2014 Stock Plan (the “2014 Plan”), and no further awards would be granted under the 2014 Plan.

The closing stock price of a share of the Company’s common stock as reported on the NYSE American on April 24, 2023, our record date, was $20.39.

We currently grant equity awards under our 2014 Plan. As of April 24, 2023, of the 2,500,000 shares of our common stock reserved for issuance under the 2014 Plan, only 780,824 shares remained available for future grant. Approval of the 2023 Plan is intended to enable us to continue granting equity awards, which we believe is a key element of our compensation program. If this proposal is not approved by our stockholders, we will be limited in our ability to continue to grant equity awards to our directors, officers, employees and other service providers. As a result, we would lose an important compensation tool and would be forced to use cash replacement alternatives.

We believe the 2023 Plan reflects best practices for equity compensation, including the following:

✓	Requires a minimum one-year vesting period (subject to certain limited exceptions)

✓

Requires stock options and stock appreciation rights to have an exercise price equal to at least the fair market value of our common stock on the date of grant (except for assumed or substitute awards) and prohibits the payment of dividend equivalents on stock options and stock appreciation rights

✓	Provides that the payment of dividends and dividend equivalents on restricted stock, restricted stock units and other stock-based awards is subject to the vesting of the underlying award

✓	Provides that awards are subject to recoupment under the terms of any clawback policy that we adopt pursuant to applicable laws, regulations and stock exchange listing requirements

×	Does NOT permit single-trigger vesting of awards upon a change in control (except where the acquirer does not assume outstanding awards)

×

Does NOT permit acceleration of vesting of an award except in cases of death or disability or upon a change in control where the participant is terminated or the acquirer does not assume outstanding awards

×	Does NOT provide for any excise tax gross-ups

×	Does NOT permit the direct or indirect repricing of stock options or stock appreciation rights without stockholder approval

×	Does NOT permit “net share counting” upon the exercise of stock options or stock appreciation rights

×	Does NOT allow for shares used to pay the exercise price of a stock option to be added back to the plan

×	Does NOT allow for shares used to satisfy tax withholding on the exercise of a stock option or stock appreciation right to be added back to the plan

Summary of the 2023 Plan

The full text of the 2023 Plan is attached to this proxy statement as Appendix A. The principal terms of the 2023 Plan are described below, but the description is qualified in its entirety by reference to the 2023 Plan itself. In the event of a conflict between the description and the terms of the 2023 Plan itself, the terms of the 2023 Plan will govern. The 2023 Plan will not become effective unless approved by our stockholders.

inTEST Corporation | 2023 Proxy Statement – 37

Proposal No. 2: Approval of the inTEST Corporation 2023 Stock Incentive Plan (continued)

Purpose

The purpose of the 2023 Plan is to promote stockholder value and the future success of the Company by providing appropriate retention and performance incentives to the employees and non-employee directors of the Company and its affiliates, and any other individuals who perform services for the Company or its affiliates.

Administration

Except as noted below, the 2023 Plan will be administered by the Compensation Committee of the Board (the “Committee”), provided such Committee consists of two or more individuals, and each member of the Committee will be required to be both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the NYSE American, or such other principal securities market on which the Company’s shares of common stock are traded.

Except as noted below, the Committee will have the authority to select the employees and other individuals to receive awards under the 2023 Plan, to determine the type, size and terms of the award to be made to each individual selected, to modify the terms of any award that has been granted, to determine the time when awards will be granted, to establish performance objectives, and to prescribe the form of award agreement. The Committee is also authorized to interpret the 2023 Plan and the awards granted under the 2023 Plan, to establish, amend and rescind any rules and regulations relating to the 2023 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2023 Plan. The Board has all the powers otherwise vested in the Committee by the terms of the 2023 Plan in respect of awards granted to non-employee directors.

Notwithstanding the foregoing or any other provision of the 2023 Plan, except for permitted adjustments in connection with a corporate transaction or recapitalization, neither the Committee nor the Board may reprice, adjust or amend the exercise price of stock options or stock appreciation rights previously awarded, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company. The prohibition on repricing includes (a) the reduction, directly or indirectly, of the per-share exercise price of an outstanding stock option or stock appreciation right by amendment, cancellation or substitution; (b) any action that is treated as a repricing under U.S. generally accepted accounting principles; (c) the cancellation of a stock option or stock appreciation right in exchange for another stock option, stock appreciation right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of the exchange on which the Company’s shares are traded. In addition, notwithstanding any other provision in the 2023 Plan, a stock option or stock appreciation right may not be surrendered in consideration of, or exchanged for cash, other awards, or a new stock option or stock appreciation right having an exercise price below that of the stock option or stock appreciation right which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction, or such action is approved by the stockholders of the Company.

No director, no member of the Committee and no officer of the Company will be liable for anything done or omitted to be done by him or her, by any other director, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the 2023 Plan, except for his or her own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company will indemnify each director, member of the Committee and officer of the Company against any such liability.

Authorized Shares

The maximum number of shares of common stock available for grant and issuance under the 2023 Plan will be (a) 350,000, plus (b) the number of shares of common stock available for issuance under the 2014 Plan on the date the 2023 Plan is approved by stockholders, plus (c) any shares of common stock that are subject to awards granted under the Prior Plan that expire, are forfeited or canceled or terminate for any other reason on or after the date the 2023 Plan is approved by stockholders, without the issuance of shares. For the avoidance of doubt, any shares of common stock that are subject to outstanding awards granted under the 2014 Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award under the 2014 Plan on or after the date the 2023 Plan is approved by stockholders shall not become available under the 2023 Plan.

38 – inTEST Corporation | 2023 Proxy Statement

Proposal No. 2: Approval of the inTEST Corporation 2023 Stock Incentive Plan (continued)

Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any affiliate, or with which the Company or any affiliate combines, will not reduce the maximum number of shares of common stock that may be issued under the 2023 Plan.

Awards will be counted against the available share reserve on the date of grant, based on the maximum number of shares that may be issued pursuant to the award. Any shares of common stock related to awards issued under the 2023 Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of common stock will again be available for issuance under the 2023 Plan. However, the following shares of common stock are not added back and may not be made available again under the 2023 Plan: (a) shares delivered to, or retained by the Company, in payment of the exercise price of a stock option; (b) shares delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to a stock option or stock appreciation right; (c) shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the stock appreciation right or other award; and (d) shares repurchased on the open market with the proceeds from the payment of the exercise price of a stock option.

Eligible Participants

Employees and non-employee directors of the Company or its affiliates, and other individuals who perform services for the Company or its affiliates, are eligible to receive awards under the 2023 Plan. As of April 24, 2023, approximately 26 persons, including 5 executive officers, 4 non-employee directors and approximately 17 other individuals may be considered for awards under the 2023 Plan.

Neither the Compensation Committee nor the Board has made any decisions with respect to the individuals who may receive awards under the 2023 Plan on or after June 21, 2023 or the amount or nature of future awards.

Types of Awards

The 2023 Plan allows for the granting of the following types of awards: stock options (both incentive stock options and nonqualified stock options); stock appreciation rights; restricted stock; restricted stock units; and other stock-based awards. The Committee may also grant any other award providing similar benefits, subject to such terms, conditions and restrictions as it may determine necessary or appropriate to satisfy non-U.S. law or regulatory requirements or avoid adverse consequences under such requirements. Each award granted under the 2023 Plan is subject to an award agreement containing the particular terms and conditions of that award, subject to the limitations imposed by the 2023 Plan.

Stock Options. A stock option is the right to purchase a specified number of shares for a specified exercise price. Stock options may be either (a) incentive stock options, which are stock options that meet the requirements under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) nonqualified stock options, which are stock options that do not meet the requirements of Section 422 of the Code or that are designated as a nonqualified stock option. Awards of incentive stock options may only be made to employees, and incentive stock options are subject to additional limitations. Stock options (other than stock options assumed or granted in substitution for outstanding stock options of a company acquired by the Company or any affiliate) shall have an exercise price that is equal to or greater than the fair market value of the shares subject to such stock option on the date of grant. The expiration date of a stock option shall be no later than 10 years from the date of grant. The exercise price may be payable either (1) in cash, (2) if permitted by the Committee, by withholding shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price, (3) if permitted by the Committee, by tendering shares previously acquired that have been held for at least six months, (4) if permitted by the Committee, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of shares or (5) any combination of the foregoing.

Stock Appreciation Rights. A stock appreciation right is a right to receive cash or other property based on the increase in the value of a share over the per share exercise price. Stock appreciation rights (other than stock appreciation rights assumed or granted in substitution for outstanding stock appreciation rights of a company acquired by the Company or any affiliate) shall have an exercise price that is equal to or greater than the fair market value of the shares subject to such stock appreciation right on the date of grant. The expiration date of a stock appreciation right shall be no later than 10 years from the date of grant.

inTEST Corporation | 2023 Proxy Statement – 39

Proposal No. 2: Approval of the inTEST Corporation 2023 Stock Incentive Plan (continued)

Restricted Stock. Restricted stock is an award of shares that is subject to vesting conditions. Prior to the expiration of the vesting period, unless otherwise determined by the Committee, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares, subject, however, to the restrictions and limitations imposed pursuant to the 2023 Plan and award agreement.

Restricted Stock Units. A restricted stock unit is an award that is valued by reference to shares, which may be paid to a participant upon vesting in shares, cash or other property.

Other Stock-Based Awards. An other stock-based award is an award denominated or payable in shares, other than a stock option, stock appreciation right, restricted stock or restricted stock unit. Other stock-based awards may be settled in cash, shares or other property.

Dividend Equivalents. Awards other than stock options and stock appreciation rights may include the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividend equivalents will only be paid with respect to an award if, when and to the extent that the underlying award vests. Dividends and dividend equivalents will either be held in escrow or reinvested into additional shares of common stock subject to the same vesting or performance conditions as the underlying award.

Award Limitations

Minimum Vesting Period. All awards must be subject to a minimum vesting period of at least one year, except (a) that up to a maximum of five percent of the maximum number of shares of common stock that may be issued under the 2023 Plan may be issued pursuant to awards granted without regard for any minimum vesting period, (b) as the Committee may determine or permit otherwise in the event of the death or disability of the participant, or in connection with a change in control of the Company, subject to the discussion below under “Change in Control,” and (c) awards granted through the assumption of, or substitution for, outstanding awards of a company acquired by the Company or any affiliate.

Non-Employee Director Award Limitation. The sum of (a) the grant date fair value of the awards granted under the 2023 Plan in any calendar year to any non-employee director in respect of services as a non-employee director, and (b) the amount that may be paid in that calendar year to any non-employee director in property other than shares of common stock, including cash, in respect of services as a non-employee director, shall not exceed $500,000.

Incentive Stock Options. Incentive stock options may be granted subject to and shall be designed to comply with the provisions of Section 422 of the Code. To the extent that the aggregate fair market value (determined as of the date of grant) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its affiliates) exceeds $100,000 (or such other limit that applies at the time of grant), such incentive stock options or portions thereof which exceed such limit (according to the order in which they were granted) will be treated as nonqualified stock options. If, at the time an incentive stock option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of common stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such incentive stock option will be at least 110 percent of the fair market value of the shares of common stock subject to such incentive stock option on the date of grant; and (b) such incentive stock option will not be exercisable after the date five years from the date such incentive stock option is granted. The maximum number of shares of common stock that may be issued under the 2023 Plan pursuant to incentive stock options may not exceed, in the aggregate, the maximum number of shares authorized for issuance under the 2023 Plan.

Tax Withholding

The exercise or payment of awards and the issuance of shares under the 2023 Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. In accordance with rules established by the Committee, the required tax withholding obligations may be settled in cash, or with shares, including shares that are part of the award that gives rise to the withholding requirement (up to the minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact).

40 – inTEST Corporation | 2023 Proxy Statement

Proposal No. 2: Approval of the inTEST Corporation 2023 Stock Incentive Plan (continued)

Change in Control

The Committee may include in an award agreement provisions related to a “change in control” of the Company, provided that, any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award in connection with a change in control may occur only if both:

(a)	the change in control occurs, and

(b)	either:

i.	the employment of the participant is terminated within two years following the change in control (i.e., “double-trigger”), or

ii.	the acquirer does not agree to the assumption or substitution of outstanding awards.

With respect to any award granted under the 2023 Plan that is earned or vested based upon achievement of performance objectives, any amount deemed earned or vested in connection with a change in control or associated termination of employment shall either be prorated or based upon the degree of performance attained through a date prior to the change in control determined by the Committee.

“Change in control” generally means the occurrence of any one or more of the following events:

(a)

an individual, entity or group of persons acquires the ownership, directly or indirectly, of the Company’s securities representing more than 40 percent of the combined voting power of the Company’s outstanding securities, other than (i) through a merger, consolidation or similar transaction; (ii) in connection with a financing by the Company through the issuance of equity securities; or (iii) by an overall reduction in the number of the Company’s outstanding securities;

(b)

a merger, consolidation or similar transaction in which the Company’s stockholders immediately before such transaction do not own, directly or indirectly, either (i) more than 50 percent of the combined voting power of the surviving entity or (ii) more than 50 percent of the combined voting power of the parent of the surviving entity, in each case, in substantially the same proportions as their ownership immediately prior to such transaction;

(c)

a sale, lease, exclusive license or other disposition of all or substantially all of the Company’s assets, other than to an entity more than 50 percent of the combined voting power of which is owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s outstanding voting securities immediately prior to such transaction;

(d)

a majority of the members of the Board serving on the date the 2023 Plan is approved by the stockholders (the “Incumbent Board”) were no longer serving on the Board within any 24-month period; provided that any new Board member approved or recommended by a majority of the Incumbent Board then in office will be considered a member of the Incumbent Board; or

(e)	the complete dissolution or liquidation of the Company.

No change in control will be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Recoupment

Notwithstanding anything in the 2023 Plan or in any award agreement to the contrary, all awards granted under the 2023 Plan will be subject to recoupment in accordance with any clawback policy we adopt to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or stock exchange listing conditions.

inTEST Corporation | 2023 Proxy Statement – 41

Proposal No. 2: Approval of the inTEST Corporation 2023 Stock Incentive Plan (continued)

Adjustments

In the event of any change in our outstanding shares of common stock by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or similar event, the Committee or Board, as applicable, shall adjust (a) the class and maximum number of shares available under the 2023 Plan; (b) the class, number and exercise price of outstanding stock options and stock appreciation rights granted under the 2023 Plan; and (c) the class and number of shares subject to any other awards granted under the 2023 Plan, as may be determined to be appropriate by the Committee or Board, as applicable.

Amendment of Plan or Awards

The 2023 Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding award under the 2023 Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion provided that no amendment may be made without stockholder approval if such amendment would (a) increase the number of shares available for grant under the 2023 Plan; (b) decrease the minimum stock option or stock appreciation right exercise price; (c) reduce the minimum vesting or performance periods; (d) change the limits applicable to incentive stock options; (e) amend or repeal the prohibition against repricing or exchange; or (f) require stockholder approval under applicable law, including securities exchange listing conditions. No amendment may adversely affect in a material manner any right of a participant under an award without his or her written consent.

Termination

The 2023 Plan may be suspended in whole or in part at any time and from time to time by the Board. The 2023 Plan will terminate upon the adoption of a resolution of the Board terminating the 2023 Plan. No award may be granted under the 2023 Plan after the date that is 10 years from the date the 2023 Plan was last approved and adopted by the stockholders of the Company. No termination of the 2023 Plan will materially alter or impair any of the rights or obligations of any person, without his or her consent, under any award granted under the 2023 Plan, except that subsequent to termination of the 2023 Plan, the Committee may make any permitted amendments.

Certain U.S. Federal Income Tax Consequences of 2023 Plan Awards

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the 2023 Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the 2023 Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Nonqualified Stock Options

A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the stock option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for the Company.

Incentive Stock Options

A participant who exercises an incentive stock option does not recognize ordinary income at the time of exercise (although, the participant may be subject to alternative minimum tax), and the Company is not entitled to a tax deduction.

42 – inTEST Corporation | 2023 Proxy Statement

Proposal No. 2: Approval of the inTEST Corporation 2023 Stock Incentive Plan (continued)

Upon the disposition of the shares obtained from the exercise of the incentive stock option more than two years after the date of grant and more than one year after the date of exercise, the excess of the sale price of the shares over the exercise price of the incentive stock option is taxed as long-term capital gain. If the shares are sold within two years of the grant date and/or within one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the exercise price is taxed as ordinary income, and, subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction for this amount; any remaining gain is taxed as capital gain, without a Company tax deduction.

Stock Appreciation Rights

A participant who exercises a stock appreciation right recognizes taxable ordinary income in the year the stock appreciation right is exercised in an amount equal to the cash and/or the fair market value of any shares or other property received. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards

A participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of shares of restricted stock, restricted stock units or other stock-based awards. When the restricted stock vests, the restricted stock units settle or the other stock-based awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term or long-term capital gain, but will not result in any further deduction for the Company.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made under the 2023 Plan that are contingent upon stockholder approval of this proposal. Because awards under the 2023 Plan are discretionary, the benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the 2023 Plan cannot be determined at this time.

Vote Required

The affirmative vote of a majority of the total shares of our common stock that vote on this proposal is required for approval of the 2023 Plan.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the approval of the inTEST Corporation 2023 Stock Incentive Plan.

inTEST Corporation | 2023 Proxy Statement – 43

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of securities that may be issued pursuant to our equity compensation plans (including individual compensation arrangements) as of December 31, 2022:

PlanCategory	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)

Equity compensation plans approved by security holders	580,419	$8.91	1,149,967

Equity compensation plans not approved by security holders	—	—	—

Total	580,419	$8.91	1,149,967

(1)	The securities that may be issued are shares of inTEST common stock, issuable upon exercise of outstanding stock options.

(2)

The securities that remain available for future issuance include 931,119 that are issuable pursuant to the Third Amended and Restated 2014 Stock Plan and 218,848 that are issuable pursuant to the inTEST Corporation Employee Stock Purchase Plan.

44 – inTEST Corporation | 2023 Proxy Statement

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP was appointed as our independent registered public accounting firm (“IRPA Firm”) on June 16, 2008. RSM US LLP audited our consolidated financial statements for the years ended December 31, 2022 and 2021. The Audit Committee of our Board has appointed RSM US LLP as our IRPA Firm for the year ending December 31, 2023, subject to the determination of the 2023 audit fees. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, discharge and replace RSM US LLP as our IRPA Firm, and the appointment of our IRPA Firm is not required to be submitted to a vote of the stockholders for ratification. The Audit Committee has elected to submit its appointment of RSM US LLP for ratification by stockholders. Notwithstanding the outcome of the vote by the stockholders, the Audit Committee is not bound to retain the IRPA Firm or to replace the IRPA Firm, where, in either case, after considering the outcome of the vote, the Audit Committee determines its decision regarding the IRPA Firm to be in the best interests of inTEST. Representatives of RSM US LLP will attend the Annual Meeting and will be available to respond to questions and, if they desire, make a statement.

The following table sets forth the fees billed by RSM US LLP as described below:

	2022	2021

Fee Category:

Audit Fees	$412,500	$356,500

Audit-Related Fees	$10,500	$105,000

Tax Fees	$159,485	$155,000

All Other Fees	$70,244	$331,000

Total Fees	$652,729	$947,500

Audit Fees: Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements for 2022 and 2021, respectively, that are included in quarterly reports during those years and services that are normally provided by our IRPA Firm in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed in each of 2022 and 2021 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services would include auditing procedures in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and auditing procedures in connection with the adoption of financial accounting and reporting standards.

Tax Fees: Consists of fees billed in each of 2022 and 2021 for tax related services including advice, preparation of returns and other tax services related to federal, state and international taxes.

All Other Fees: Consists of fees billed in each of 2022 and 2021 for all products and services provided by the principal accountant, other than those reported above. For 2022, the fees related to the audit and tax services for the foreign subsidiaries. For 2021, $306,000 was related to tax due diligence, tax planning and structure related to acquisitions completed in the year.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our IRPA Firm. On an ongoing basis, management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of our IRPA Firm for such services. The Audit Committee has also delegated authority to the Chairperson of the Audit Committee, and if the Chairperson of the Committee is unavailable, to any other Audit Committee member, to pre-approve permitted services. Any such pre-approval must be reported to the Audit Committee at its next meeting. For 2022 and 2021 approximately $14,000 and $8,000, respectively, of the fees for the services described in the table as Tax Fees were approved by the Audit Committee as de minimis as contemplated by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023.

inTEST Corporation | 2023 Proxy Statement – 45

PROPOSAL 4: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again providing our stockholders with the opportunity at the Annual Meeting to approve, on a non-binding advisory basis, the 2022 compensation of our named executive officers as disclosed in the Executive Compensation section of this proxy statement, including the Overview of the Executive Compensation Program, the Summary Compensation Table and the related tables, notes, and narratives. Currently this “say on pay” vote is conducted every year. As previously reported, the option of holding the advisory vote on the compensation of the Company’s named executive officers every year was approved on an advisory basis by a vote of the stockholders at the 2020 Annual Meeting of Stockholders. The Company’s Board considered the outcome of such advisory vote and determined to hold future stockholder advisory votes on executive compensation every year, until the Board determines that a different frequency for such votes is in the best interests of the Company’s stockholders or until the next required vote of the Company’s stockholders on the frequency of such votes.

We urge stockholders to read the discussion in this proxy statement of Executive Compensation which describes our 2022 executive compensation program principles and practices in more detail, including the Summary Compensation table and other related tables, notes and narratives, which provide detailed information about the compensation of our named executive officers.

While this proposal is an advisory vote that will be non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the compensation of our named executive officers.

The next advisory vote on the compensation of our named executive officers will take place at our Annual Meeting of Stockholders to be held in 2024.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

46 – inTEST Corporation | 2023 Proxy Statement

INFORMATION REGARDING DEADLINES AND PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

Under the proxy rules of the SEC, stockholders intending to submit proposals to be included in our proxy statement for our Annual Meeting of Stockholders to be held in 2024 must send their proposals to Duncan Gilmour, Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054, not later than December 29, 2023. These proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC relating to stockholder proposals (“Rule 14a-8”) in order to be considered for inclusion in our proxy statement relating to that meeting.

Under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of inTEST at the address set forth above, not later than 90 days and not earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, subject to certain exceptions. Accordingly, a notice of a stockholder proposal, submitted outside of Rule 14a-8 under the Exchange Act, or a stockholder nomination for the 2024 Annual Meeting of Stockholders will be untimely if received by inTEST’s Secretary before February 22, 2024 or after March 23, 2024, unless the date of the 2024 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2023 Annual Meeting. If the date of the 2024 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of the 2023 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to the date of the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than nominees for our Annual Meeting of Stockholders to be held in 2024 must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 22, 2024.

Our Bylaws set forth various qualifications and disclosure requirements for such advance written notice of a nomination or proposal to be in proper form. A stockholder wishing to submit such a notice should review the provisions of our Bylaws (which are filed with our Annual Report on Form 10-K for the year ended December 31, 2022). In general, the disclosure requirements include information about the stockholder making the nomination or proposal, information regarding the nominee or proposal, and in the case of a nomination, a certification and consent from the nominee. If a stockholder fails to comply with the time of notice procedures set forth in our Bylaws, that stockholder will not be entitled to present the proposal or nomination at the meeting. If, however, notwithstanding the requirements of our Bylaws, a proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies inTEST solicits with respect to the 2024 Annual Meeting of Stockholders will confer discretionary voting authority on the persons so named as proxies with respect to such proposal.

ANNUAL REPORT

Our Annual Report to Stockholders (which includes our consolidated financial statements for the year ended December 31, 2022), accompanies this proxy statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

By Order of the Board of Directors,

Duncan Gilmour

Secretary

inTEST Corporation | 2023 Proxy Statement – 47

APPENDIX A

inTEST CORPORATION

2023 STOCK INCENTIVE PLAN

Section 1.    Purpose

The purpose of the 2023 Stock Incentive Plan (the “Plan”) is to promote stockholder value and the future success of inTEST Corporation by providing appropriate retention and performance incentives to the employees and non-employee directors of the Company and its Affiliates (each as defined below), and any other individuals who perform services for the Company or its Affiliates.

Section 2.    Definitions

2.1    “Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, any entity included in the audited consolidated financial statements of the Company and any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate for purposes of the Plan by the Committee in its sole discretion.

2.2    “Award” means any form of incentive or performance award granted under the Plan to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) Stock Options granted pursuant to Section 7; (b) Stock Appreciation Rights granted pursuant to Section 8; (c) Restricted Stock granted pursuant to Section 9; (d) Restricted Stock Units granted pursuant to Section 9; and (e) Other Stock-Based Awards granted pursuant to Section 10.

2.3    “Award Agreement” means the written or electronic document(s) evidencing the grant of an Award to a Participant.

2.4    “Board” shall mean the Board of Directors of the Company.

2.5    “Change in Control” means the happening of any of the following:

(a)    any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than 40 percent of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50 percent of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50 percent of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates, other than a sale, lease, license or other disposition of all or

inTEST Corporation | 2023 Proxy Statement – A-1

Appendix A

substantially all of the consolidated assets of the Company and its Affiliates to an entity, more than 50 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

(d)    individuals who, immediately following the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board within any 24-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(e)    the complete dissolution or liquidation of the Company;

provided, however, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.6    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.7    “Committee” means the Compensation Committee of the Board, or any successor committee that the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (b) a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the Exchange on which the shares of Common Stock are traded. References to “Committee” shall include persons to whom the Committee has delegated authority pursuant to Section 3.4.

2.8    “Common Stock” means the common stock, par value $0.01 per share, of the Company.

2.9    “Company” means inTEST Corporation, a Delaware corporation, or any successor thereto.

2.10    “Defined Event” means the death or Disability of a Participant, or, subject to Section 6.8, in connection with a Change in Control of the Company.

2.11    “Disability” means, with respect to any Participant, that such Participant (a) as determined by the Participant’s employer or service recipient (such determination to be approved by the Committee) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering such Participant. However, to the extent an Award subject to Section 409A shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A, unless otherwise provided in the Award Agreement.

2.12    “Effective Date” means the date on which the Plan is approved by the stockholders of the Company.

2.13    “Exchange” means the NYSE American, or such other principal securities market on which the shares of Common Stock are listed for trade.

2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.15    “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (a) the Company or any Affiliate, (b) any

A-2 – inTEST Corporation | 2023 Proxy Statement

Appendix A

employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (e) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities.

2.16    “Fair Market Value” of a share of Common Stock as of any specific date means (a) the per share closing price reported by the Exchange on such date, or, if there is no such reported closing price on such date, then the per share closing price reported by the Exchange on the last previous day on which such closing price was reported, or (b) such other value as determined by the Committee in accordance with applicable law. The Fair Market Value of any property other than shares of Common Stock means the market value of such property as determined by the Committee using such methods or procedures as it shall establish from time to time.

2.17    “Incentive Stock Option” means a Stock Option that qualifies as an incentive stock option under Section 422 of the Code.

2.18    “Nonqualified Stock Option” means a Stock Option that does not qualify as an Incentive Stock Option or which is designated a Nonqualified Stock Option.

2.19    “Other Stock-Based Award” means an Award denominated in shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 10.

2.20    “Participant” means an individual who has been granted an Award under the Plan, or in the event of the death of such individual, the individual’s beneficiary.

2.21    “Plan” has the meaning given such term in Section 1.

2.22    “Prior Plan” means the inTEST Corporation Fourth Amended and Restated 2014 Stock Plan.

2.23    “Reprice” means: (a) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option or Stock Appreciation Right by amendment, cancellation or substitution; (b) any action that is treated as a repricing under United States generally accepted accounting principles; (c) canceling a Stock Option or Stock Appreciation Right in exchange for another Stock Option, Stock Appreciation Right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of the Exchange.

2.24    “Restricted Period” means the period during which Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

2.25    “Restricted Stock” means an Award of shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 9.

2.26    “Restricted Stock Unit” means an Award of a right to receive shares of Common Stock (or an equivalent value in cash or other property, or any combination thereof) that is granted subject to certain terms and conditions pursuant to Section 9.

2.27    “Section 409A” means Section 409A of the Code.

2.28    “Share Reserve” has the meaning given such term in Section 5.1(a).

2.29    “Stock Appreciation Right” means a right to receive (without payment to the Company) cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee, based on the increase in the value of a share of Common Stock over the per share exercise price, that is granted subject to certain terms and conditions pursuant to Section 8.

inTEST Corporation | 2023 Proxy Statement – A-3

Appendix A

2.30    “Stock Option” means a right to purchase shares of Common Stock at a specified exercise price that is granted subject to certain terms and conditions pursuant to Section 7, and includes both Incentive Stock Options and Nonqualified Stock Options.

2.31    “Treasury Regulations” means the tax regulations promulgated under the Code.

Section 3.    Administration

3.1    Administration. Except as otherwise specified herein, the Plan shall be administered solely by the Committee.

3.2    Authority.

(a)    Subject only to Section 6.3, the Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, and to prescribe the form of Award Agreement.

(b)    The Committee has the power and authority to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States, and to adopt, to amend or to rescind rules, procedures or subplans relating to the operation and administration of the Plan in order to accommodate local laws, policies, customs, procedures or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the Plan, including, but not limited to, the authority to adopt, to amend or to rescind rules, procedures and subplans that limit or vary: the methods available to exercise Awards; the methods available to settle Awards; the methods available for the payment of income taxes, social insurance contributions and employment taxes; the procedures for withholding on Awards; and the use of stock certificates or other indicia of ownership. The Committee may also adopt rules, procedures or subplans applicable to particular Affiliates or locations.

(c)    The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

3.3    Repricing Prohibited Absent Stockholder Approval. Notwithstanding any provision of the Plan, except for adjustments pursuant to Section 11, neither the Board nor the Committee may Reprice, adjust or amend the exercise price of Stock Options or Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company. In addition, notwithstanding any other provision in the Plan to the contrary, a Stock Option or Stock Appreciation Right may not be surrendered in consideration of, or exchanged for cash, other Awards, or a new Stock Option or Stock Appreciation Right having an exercise price below that of the Stock Option or Stock Appreciation Right which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction as set forth in Section 11, or such action is approved by the stockholders of the Company. Any amendment or repeal of this Section 3.3 shall require the approval of the stockholders of the Company.

3.4    Delegation. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

3.5    Indemnification. No director, no member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other director, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company shall indemnify each director, member of the Committee and officer of the Company against any such liability.

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Section 4.    Participation

4.1    Eligible Individuals. Consistent with the purposes of the Plan, subject to Section 6.3, the Committee shall have exclusive power to select the employees and non-employee directors of the Company and its Affiliates and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan.

4.2    Conditions to Receipt of Awards. Unless otherwise waived by the Committee, no prospective Participant shall have any rights with respect to an Award unless and until such Participant has executed an Award Agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

Section 5.    Shares Subject to Plan and Share Limits

5.1    Maximum Number of Shares that May Be Issued.

(a)    Available Shares. Subject to adjustment as provided in Section 11, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date shall be (i) 350,000, plus (ii) the number of shares of Common Stock available for issuance under the Prior Plan on the Effective Date, plus (iii) any shares of Common Stock that are subject to awards granted under the Prior Plan that expire, are forfeited or canceled or terminate for any other reason on or after the Effective Date, without the issuance of shares (collectively, the “Share Reserve”). For the avoidance of doubt, any shares of Common Stock that are subject to outstanding awards granted under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award under the Prior Plan on or after the Effective Date, shall not become available under the Plan. If the Plan is approved by the Company’s stockholders on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.

(b)    Assumed or Substituted Awards. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, shall not reduce the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a) or the maximum number of shares of Common Stock authorized for grant to an individual in any calendar year described in Section 5.2.

(c)    Share Counting. For purposes of counting shares against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a), on the date of grant, Awards denominated solely in shares of Common Stock (such as Stock Options and Restricted Stock) and other Awards that may be exercised for, settled in or convertible into shares of Common Stock will be counted against the Plan reserve on the date of grant of the Award based on the maximum number of shares that may be issued pursuant to the Award, as determined by the Committee.

(d)    Shares Added Back. Shares of Common Stock related to Awards issued under the Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of Common Stock will again be available for issuance under the Plan. The following shares of Common Stock, however, may not again be made available for grant in respect of Awards under the Plan:

(i)    shares of Common Stock delivered to, or retained by the Company, in payment of the exercise price of a Stock Option;

(ii)    shares of Common Stock delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to Stock Options and Stock Appreciation Rights;

(iii)    shares of Common Stock covered by a stock-settled Stock Appreciation Right or other Award that were not issued upon the settlement of the Stock Appreciation Right or other Award; and

(iv)    shares of Common Stock repurchased on the open market with the proceeds from the payment of the exercise price of a Stock Option.

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(e)    Source of Shares. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(f)    Fractional Shares. No fractional shares of Common Stock may be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional share of Common Stock that would otherwise be issuable shall be paid in lieu of such fractional share of Common Stock. The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional share of Common Stock.

5.2    Maximum Individual Limits. The sum of (a) the grant date fair value of the Awards granted under the Plan in any calendar year to any non-employee director in respect of services as a non-employee director, and (b) the amount that may be paid in that calendar year to any non-employee director in property other than shares of Common Stock (including cash) in respect of services as a non-employee director, shall not exceed $500,000.

Section 6.    Awards Under Plan

6.1    Types of Awards. Awards under the Plan may include one or more of the following types: Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. As provided by Section 3.2(b), the Committee may also grant any other Award providing similar benefits, subject to such terms, conditions and restrictions as it may determine necessary or appropriate to satisfy non-U.S. law or regulatory requirements or avoid adverse consequences under such requirements.

6.2    Dividend Equivalents. Other than with respect to Stock Options or Stock Appreciation Rights, the Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee shall determine; provided, however, dividends or dividend equivalents shall only be paid with respect to any Award if, when and to the extent that the underlying Award vests, and dividends and dividend equivalents shall, at the Committee’s discretion, be held in escrow (with or without the accrual of interest), or be reinvested into additional shares of Common Stock subject to the same vesting or performance conditions as the underlying Award.

6.3    Non-Employee Director Awards. In respect of Awards granted to non-employee directors of the Company or its Affiliates, the Board has all the powers otherwise vested in the Committee by the terms of the Plan set forth herein, including the exclusive authority to select the non-employee directors to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each non-employee director selected, to modify the terms of any Award that has been granted to a non-employee director, to determine the time when Awards will be granted to non-employee directors and to prescribe the form of the Award Agreement embodying Awards made under the Plan to non-employee directors.

6.4    Transferability. An Award and a Participant’s rights and interest under an Award may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of the Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that the Committee may allow a Participant to assign or transfer without consideration an Award (other than an Incentive Stock Option) to one or more members of his or her immediate family, to a partnership of which the only partners are the Participant or members of the Participant’s immediate family, or to a trust established by the Participant for the exclusive benefit of the Participant or one or more members of his or her immediate family.

6.5    Exclusion from Minimum Vesting Requirements. Awards granted under Section 7, Section 8, Section 9 and Section 10 shall be subject to the minimum vesting period and continued employment or provision of service requirement specified for the Award by such Section, as applicable, except that:

(a)    up to a maximum of five percent of the maximum number of shares of Common Stock that may be issued under the Plan pursuant to Section 5.1(a) may be issued pursuant to Awards granted under Section 7, Section 8, Section 9 or Section 10 without regard for any minimum vesting period or continued employment or provision of service requirements set forth in such Sections; and

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(b)    continued employment or provision of service for exercisability or vesting shall not be required (i) as the Committee may determine or permit otherwise in connection with the occurrence of a Defined Event, and (ii) as may be required or otherwise be deemed advisable by the Committee in connection with an Award granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

6.6    Award Agreement. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan, including a written agreement, contract, certificate or other instrument or document containing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically. Each Award and Award Agreement shall be subject to the terms and conditions of the Plan.

6.7    Method of Payment. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of shares of Common Stock or other property, or a combination thereof, as the Committee shall determine or as specified by the Plan or an Award Agreement. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine.

6.8    Change in Control.    The Committee may include in an Award Agreement provisions related to a Change in Control, provided that, any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) either (A) the employment of the Participant is terminated within two years following the Change in Control (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding Awards, and provided further that with respect to any Award granted under the Plan that is earned or vested based upon achievement of performance objectives, any amount deemed earned or vested in connection with a Change in Control or associated termination of employment shall either be prorated or based upon the degree of performance attained through a date prior to the Change in Control determined by the Committee.

6.9    Forfeiture Provisions. The Committee may, in its discretion, provide in an Award Agreement that an Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition (to the extent permissible under applicable law), non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 6.9 or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

6.10    Recoupment Provisions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, all Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy adopted by the Company to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or Exchange listing conditions.

Section 7.    Stock Options

7.1    Grant of Stock Options. The Committee may grant Awards of Stock Options. The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Code, and that any ambiguities in construction shall be interpreted in order to effectuate that intent. Each Stock Option granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

7.2    Exercise Price; Expiration Date. Except for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Option on the date that the Stock Option is granted. The Committee in its discretion shall establish the expiration date of a Stock Option; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Option is granted.

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7.3    Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be subject to each Stock Option.

7.4    Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Stock Options shall not vest for at least one year after the date of grant.

7.5    Exercisability. The Stock Option shall not be exercisable unless the Stock Option has vested, and payment in full of the exercise price for the shares of Common Stock being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to:

(a)    cash;

(b)    if permitted by the Committee, by instructing the Company to withhold a number of shares of Common Stock that would otherwise be issued having a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(c)    if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired shares of Common Stock that have been held by the Participant for at least six months (or such shorter period, if any, determined by the Committee in consideration of applicable accounting standards) and that have a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(d)    if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon the exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or

(e)    any combination of the foregoing.

7.6    Limitations for Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000 (or such other limit that applies at the time the Incentive Stock Options are granted), such Incentive Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options. If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of Common Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such Incentive Stock Option shall be at least 110 percent of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant; and (b) such Incentive Stock Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted. The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, the Share Reserve.

Section 8.    Stock Appreciation Rights

8.1    Grant of Stock Appreciation Rights. The Committee may grant Awards of Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Appreciation Rights or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

8.2    Exercise Price; Expiration Date. Except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date that the Stock Appreciation Right is granted. The Committee in its discretion shall establish the expiration date of a Stock Appreciation Right; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Appreciation Right is granted.

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8.3    Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be subject to each Award of Stock Appreciation Rights.

8.4    Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Stock Appreciation Rights shall not vest for at least one year after the date of grant.

8.5    Exercisability. Stock Appreciation Rights shall not be exercisable unless the Stock Appreciation Rights have vested.

8.6    Exercise and Settlement. An Award of Stock Appreciation Rights shall entitle the Participant to exercise such Award and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Common Stock having an aggregate Fair Market Value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock, at the date of such exercise, over the exercise price per share, times the number of shares of Common Stock for which the Award is being exercised. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other property, or any combination thereof, as determined by the Committee, equal to the aggregate Fair Market Value of the shares of Common Stock it would otherwise be obligated to deliver.

Section 9.    Restricted Stock and Restricted Stock Units

9.1    Grant of Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

9.2    Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be issued to a Participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration or a combination thereof.

9.3    Restricted Stock Issuance. Shares of Common Stock issued to a Participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such shares of Common Stock, which shall be evidenced in the manner permitted by law as determined by the Committee in its discretion, including but not limited to (a) causing a legend or legends to be placed on any certificates evidencing such Restricted Stock, or (b) causing “stop transfer” instructions to be issued, as it deems necessary or appropriate.

9.4    Vesting Conditions. The vesting of an Award of Restricted Stock or Restricted Stock Units may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

9.5    Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Restricted Stock and Restricted Stock Units shall not vest for at least one year after the date of grant.

9.6    Stockholder Rights. Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a Participant to whom an Award of Restricted Stock has been made shall have ownership of such shares of Common Stock, including the right to vote the same, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan or Award Agreement; provided, however, dividends or other distributions made with respect to such shares of Common Stock shall only be paid to a Participant if, when and to the extent that the Restricted Stock vests, as required by Section 6.2.

Section 10.    Other Stock-Based Awards

10.1    Grant of Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards. Each Other Stock-Based Award granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

10.2    Vesting Conditions. The vesting of Other Stock-Based Awards may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

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10.3    Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Other Stock-Based Awards shall not vest for at least one year after the date of grant.

10.4    Settlement. The Committee shall be entitled in its discretion to settle the obligation under an Other Stock-Based Award by the payment of cash, shares of Common Stock or other property, or any combination thereof.

Section 11.    Dilution and Other Adjustments

11.1    Adjustment for Corporate Transaction or Change in Corporate Capitalization. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee or Board, as applicable, shall make such adjustment in (a) the class and maximum number of shares of Common Stock that may be delivered under the Plan as described in Section 5.1 and the limits under Section 7.6, (b) the class, number and exercise price of outstanding Stock Options and Stock Appreciation Rights, and (c) the class and number of shares subject to any other Awards granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), as may be determined to be appropriate by the Committee or Board, as applicable, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.

11.2    Adjustment for Merger or Consolidation. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, adjust each Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger, consolidation or similar transaction.

11.3    Assumption or Substitution of Awards. In the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to: (a) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction; or (b) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee or Board, as applicable, in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; provided, however, that in the event that the acquirer does not agree to the assumption or substitution of Awards in the foregoing manner, the Committee shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee or Board, as applicable, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (i) the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event, over (ii) the exercise price of such Stock Option or Stock Appreciation Right, provided further that the value of any outstanding Stock Option or Stock Appreciation Right shall be zero where the exercise price of such Stock Option or Stock Appreciation Right is greater than the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event; and that no change to the original timing of payment will be made to the extent it would violate Section 409A.

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Section 12.     Amendment of Plan or Awards

The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion in any manner that it deems necessary or appropriate; provided however, that no amendment may be made without stockholder approval if such amendment:

(a)     would increase the number of shares available for grant specified in Section 5.1 (other than pursuant to Section 11);

(b)     would decrease the minimum Stock Option exercise price set forth in Section 7.2 or the minimum Stock Appreciation Rights exercise price set forth in Section 8.2 (in each case, other than changes made pursuant to Section 11);

(c)     would reduce the minimum vesting or performance periods set forth in Section 7.4, Section 8.4, Section 9.5 and Section 10.3;

(d)     would change the limits set forth in Section 7.6 (other than pursuant to Section 11);

(e)     would amend or repeal the prohibition against Repricing or exchange set forth in Section 3.3; or

(f)     is required to be approved by the stockholders under applicable law, including Exchange listing conditions.

No such amendment shall adversely affect in a material manner any right of a Participant under an Award without his or her written consent. Any stockholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan shall be made in a manner as to ensure that an Award intended to be exempt from Section 409A will continue to be exempt from Section 409A and that an Award intended to comply with Section 409A will continue to comply with Section 409A.

Section 13.     Plan Termination

13.1     Suspension. The Plan may be suspended in whole or in part at any time and from time to time by the Board.

13.2     Termination. The Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No Award may be granted under the Plan after the date that is 10 years from the date the Plan was last approved and adopted by the stockholders of the Company. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his or her consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Section 12.

Section 14.     Miscellaneous

14.1     Loans. No loans from the Company or any Affiliate to a Participant shall be permitted in connection with the Plan.

14.2     Reservation of Rights of Company. No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved.

14.3     Non-Uniform Treatment. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

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14.4     General Conditions of Awards. No Participant or other person shall have any right with respect to the Plan, the shares of Common Stock reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him or her) have been met.

14.5     Rights as a Stockholder. Unless otherwise determined by the Committee in its discretion, a Participant holding Stock Options, Stock Appreciation Rights, Restricted Stock Units, Other Stock-Based Awards or other Awards shall have no rights as a stockholder with respect to any shares of Common Stock (or as a holder with respect to other securities), if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or her or the entry on his or her behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such shares of Common Stock or other instrument of ownership, if any. Except as provided in Section 11, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

14.6     Compliance with Applicable Laws. No shares of Common Stock or other property shall be issued or paid hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws.

14.7     Withholding of Taxes. The Company and its Affiliates shall have the right to deduct from any payment made under the Plan the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. In accordance with rules and procedures established by the Committee, the required withholding obligations may be settled with shares of Common Stock, including shares of Common Stock that are part of the Award that gives rise to the withholding requirement (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact). It shall be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, shares of Common Stock or other property, or any combination thereof that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

14.8     Unfunded Nature of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

14.9     Consent. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

14.10     No Warranty of Tax Effect. Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a Participant or his or her beneficiary. Furthermore, the existence of an Award shall not affect the right or power of the Company or its stockholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

14.11     Interpretation. Unless the context indicates otherwise, references to “Sections” in the Plan refer to Sections of the Plan. Headings of Sections herein are inserted only for convenience of reference and are not to be considered in

A-12 – inTEST Corporation | 2023 Proxy Statement

Appendix A

the construction of the Plan. In the Plan, the use of the masculine pronoun shall include the feminine and the use of the singular shall include the plural, as appropriate.

14.12     Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall: (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

14.13     Choice of Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14.14     Section 409A. Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A and any Section 409A compliance policy of the Company and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. To the extent any payment of an Award may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A(2)(B)) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A), then to the extent any Award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided in a lump sum upon the earlier of six months and one day after such separation from service, and the date of the Participant’s death. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail exemption from or compliance with Section 409A may be amended to qualify for exemption from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

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inTEST Corporation | 2023 Proxy Statement – A-13

Your vote matters heres how to vote!You may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/INTT or scan the QR code login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/INTTAnnual Meeting Proxy CardqIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA ProposalsThe Board of Directors recommends a vote FOR each of the nominees in Proposal 1 and FOR Proposals 2, 3 and 4. +1. Election of Directors:Nominees: For Withhold For Withhold For Withhold01 - Steven J. Abrams, Esq. 02 - Jeffrey A. Beck 03 - Joseph W. Dews IV04 - Richard N. Grant, Jr. 05 - Gerald J. MaginnisFor Against Abstain For Against Abstain2. Approval of the inTEST Corporation 2023 Stock Incentive Plan. 3. Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023.4. Approval, on an advisory basis, of the compensation of our named executive officers.Note: In their discretion, and in accordance with applicable law, the proxies are authorized to vote upon such other matters that may come before the meeting or any adjournment or postponement of the meeting.B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign BelowPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.1UPX +03SV8F

The 2023 Annual Meeting of Stockholders of inTEST Corporation will be held on Wednesday, June 21, 2023 at 11:00 a.m. EDT, via live webcast at www.meetnow.global/M4RV2TGTo access the meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.Small steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/INTTqIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qProxy inTEST Corporation +ANNUAL MEETING OF STOCKHOLDERS JUNE 21, 2023THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF inTEST CORPORATION.IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 21, 2023, AT 11:00 a.m. EDT: Copies of the Proxy Statement and our 2022 Annual Report to Stockholders are available at www.edocumentview.com/INTTThe undersigned, revoking any contrary proxy previously given, hereby appoints Richard N. Grant, Jr. and Duncan Gilmour (the Proxies), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Stockholders of inTEST Corporation to be held June 21, 2023 (the Annual Meeting), and at any postponement or adjournment thereof, and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of inTEST Corporation held of record by the undersigned on April 24, 2023 with all the powers and authority the undersigned would possess if personally present. The undersigned confers discretionary authority by this proxy as to matters which may properly come before the Annual Meeting, or any postponement or adjournment thereof, including matters which are not timely made known to inTEST Corporation.THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.The undersigned hereby acknowledges receipt of the proxy statement relating to the foregoing matters.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, UNLESS VOTING BY TELEPHONE OR INTERNET.C Non-Voting ItemsChange of Address Please print new address below. Comments Please print your comments below.+